Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The following discussion and analysis of the consolidated financial condition and consolidated results of operations of BB&T Corporation and subsidiaries (“BB&T” or the “Corporation”) for each of the three years in the period ended December 31, 2002, and related financial information, are presented in conjunction with the consolidated financial statements and related notes to assist in the evaluation of BB&T’s 2002 performance.

Reclassifications

In certain circumstances, reclassifications have been made to prior period information to conform to the 2002 presentation.

Mergers and Acquisitions Completed during 2002

During 2002, BB&T completed the following mergers and acquisitions, all of which were accounted for as purchases as required by current accounting regulations.

On January 1, 2002, BB&T completed its acquisition of Cooney, Rickard & Curtin, Inc. (“CRC”), the largest independently owned wholesale insurance broker in the nation based in Birmingham, Alabama. In connection with the transaction, BB&T issued 2.5 million shares of common stock valued at $85.6 million. CRC’s assets totaled $108.6 million at time of acquisition. BB&T recorded $59.4 million in goodwill and $42.7 million in other intangible assets in connection with the acquisition.

On March 8, 2002, BB&T completed its acquisition of Louisville, Kentucky-based MidAmerica Bancorp (“MidAmerica”). To complete the acquisition, BB&T paid $94.9 million in cash and issued 8.2 million shares of common stock valued at $284.9 million in exchange for all of the outstanding common shares of MidAmerica. MidAmerica’s assets totaled $2.0 billion at the time of acquisition and BB&T recorded $230.4 million in goodwill and other intangible assets in connection with the acquisition.

On March 20, 2002, BB&T completed its acquisition of AREA Bancshares Corporation (“AREA”) of Owensboro, Kentucky. BB&T issued 13.2 million shares of common stock valued at $448.9 million in exchange for all of the outstanding common shares of AREA. AREA’s assets totaled $2.9 billion at the time of acquisition and BB&T recorded $279.2 million in goodwill and other intangible assets in connection with the acquisition.

On September 13, 2002, BB&T completed its acquisition of Regional Financial Corp. (“Regional”), the parent company for First South Bank based in Tallahassee, Florida. BB&T issued 7.3 million shares of common stock valued at $276.3 million in exchange for all of the outstanding common shares of Regional. Regional’s assets totaled $1.6 billion at the time of acquisition and BB&T recorded $235.7 million in goodwill and other intangible assets in connection with the acquisition.

BB&T also acquired the following nonbank financial services companies during 2002, all of which were immaterial in relation to BB&T: Ryan, Lee & Co. Inc., an investment banking and brokerage firm based in McLean, Virginia; The Pfefferkorn Company (“Pfefferkorn”), a mortgage banking company based in Winston-Salem, North Carolina; Virginia Investment Counselors, Inc. (“VIC”), an investment advisory firm based in Norfolk, Virginia; Hunt, DuPree, Rhine & Associates, Inc., an employee benefits and investment advisory firm based in Greenville, South Carolina; and American Marketing Center, Inc., a New York City-based wholesale insurance broker specializing in real estate products.

In addition to the mergers and acquisitions noted above, BB&T acquired a number of insurance agencies during 2002. See Note 2. in the “Notes to Consolidated Financial Statements” for further information regarding mergers and acquisitions.

Pending Mergers and Acquisitions

On September 27, 2002, BB&T announced plans to acquire Equitable Bank (“Equitable”), based in Wheaton, Maryland. At the time of the announcement, Equitable had $477 million in assets and operated five full-service banking offices in Montgomery and Prince George’s counties. Shareholders of Equitable will receive one share of BB&T common stock in exchange for each share of Equitable. The transaction is expected to be completed in the first quarter of 2003. BB&T expects to issue $1.4 million shares of common stock to consummate the transaction.

On December 4, 2002, BB&T announced plans to acquire Southeastern Fidelity Corporation (“SEFCO”), an insurance premium finance company based in Tallahassee, Florida. Pending regulatory approval, the transaction is planned to be completed in the first quarter of 2003.

On January 21, 2003, BB&T announced plans to acquire First Virginia Banks, Inc. (“First Virginia”), a bank holding company headquartered in Falls Church, Virginia. First Virginia was the parent company to eight community banks and operated 364 branches in Virginia, Maryland, and northeast Tennessee at the time of the announcement. At December 31, 2002, First Virginia had $11.2 billion in assets, including $6.4 billion in loans and $4.0 billion in investment securities, and $9.2 billion of deposits. Shareholders of First Virginia will receive 1.26 BB&T shares in exchange for each share of First Virginia. The merger, which is subject to regulatory and shareholder approval, is expected to be completed in the second quarter of 2003. BB&T expects to issue $89.3 million shares of common stock to consummate the transaction.

Critical Accounting Policies

The accounting and reporting policies of BB&T Corporation and its subsidiaries are in accordance with accounting principles generally accepted in the United States and conform to general practices within the banking industry. BB&T’s financial position and results of operations are affected by management’s application of accounting policies, including estimates, assumptions and judgments made to arrive at the carrying value of assets and liabilities and amounts reported for revenues, expenses and related disclosures. Different assumptions in the application of these policies could result in material changes in BB&T’s consolidated financial position and/or consolidated results of operations. The more critical accounting and reporting policies include BB&T’s accounting for the allowance for loan and lease losses, valuation of mortgage servicing rights, mergers and acquisitions, and income taxes. BB&T’s accounting policies are fundamental to understanding BB&T’s consolidated financial position and consolidated results of operations. Accordingly, BB&T’s significant accounting policies are discussed in detail in Note 1 in the “Notes to Consolidated Financial Statements”.

The following is a summary of BB&T’s significant accounting policies that are highly dependent on estimates, assumptions and judgments.

The allowance for loan and lease losses is established and maintained at levels management deems adequate to cover probable losses inherent in the portfolio as of the balance sheet date and is based on management’s evaluation of the risks in the loan portfolio and changes in the nature and volume of loan activity. Estimates for loan losses are determined by analyzing historical loan losses, current trends in delinquencies and charge-offs, plans for problem loan administration, the opinions of our regulators, changes in the size, composition and risk assessment of the loan portfolio. Also included in management’s estimates for loan losses are considerations with respect to the impact of economic events, the outcome of which is uncertain. These events may include, but are not limited to, fluctuations in overall interest rates, political conditions, legislation that may directly or indirectly affect the banking industry and economic conditions affecting specific geographical areas and industries in which BB&T conducts business.

BB&T has a significant mortgage loan-servicing portfolio and has capitalized the associated servicing rights. Mortgage servicing rights represent the present value of the future servicing fees from the right to service loans in the portfolio. The most critical accounting policy associated with mortgage servicing is the methodology used to determine the fair value of capitalized mortgage servicing rights, which requires the development of a number of estimates, including anticipated loan principal amortization and prepayments of principal. The value of capitalized mortgage servicing rights is significantly affected by interest rates available in the marketplace, which influence mortgage loan prepayment speeds. In general, during periods of declining interest rates, the value of mortgage servicing assets declines due to increasing prepayments attributable to increased mortgage refinance activity. Conversely, during periods of rising interest rates, the value of servicing assets generally increases due to reduced refinance activity. BB&T amortizes mortgage servicing rights over the estimated period that servicing income is expected to be received based on projections of the amount and timing of future cash flows. The amount and timing of servicing asset amortization is adjusted periodically based on actual results and updated projections. Please refer to Note 8 in the “Notes to Consolidated Financial Statements” for quantitative disclosures reflecting the effect that changes in management’s assumptions would have on the fair value of capitalized mortgage servicing rights.

BB&T’s growth in business, profitability and market share over the past several years has been enhanced significantly by mergers and acquisitions. Prior to 2002, BB&T’s acquisitions were accounted for using the pooling-of-interests and purchase business combination methods of accounting. Effective July 1, 2001, BB&T adopted SFAS No. 141, “Business Combinations,” which allows only the use of the purchase method of accounting. For purchase acquisitions, BB&T is required to record the assets acquired, including identified intangible assets, and liabilities assumed at their fair value, which in many instances involves estimates based on third party valuations, such as appraisals, or internal valuations based on discounted cash flow analyses or other valuation techniques. The determination of the useful lives of intangible assets is subjective as is the appropriate amortization period for such intangible assets. These estimates also include the establishment of various accruals and allowances based on planned facilities dispositions and employee severance considerations, among other acquisition-related items. In addition, purchase acquisitions typically result in goodwill, which is subject to ongoing periodic impairment tests based on the fair value of net assets acquired compared to the carrying value of goodwill.

The calculation of BB&T’s income tax provision is complex and requires the use of estimates and judgments in its determination. As part of the Company’s overall business strategy, management must consider tax laws and regulations that apply to the specific facts and circumstances under consideration. This analysis includes evaluating the amount and timing of the realization of income tax liabilities or benefits. Management closely monitors tax developments in order to evaluate the effect they may have on the Company’s overall tax position.

BB&T offers various pension plans and postretirement benefit plans to employees. The calculation of obligations and related expenses under these plans requires the use of actuarial valuation methods and assumptions. Actuarial valuations and the determination of future market values of plan assets are subject to management judgment and may differ significantly if different assumptions are used. Please refer to Note 13 in the “Notes to Consolidated Financial Statements” for disclosures related to BB&T’s benefit plans, including quantitative disclosures reflecting the impact that changes in certain assumptions would have on service and interest costs and benefit obligations.

Analysis of Financial Condition

For the year ended December 31, 2002, BB&T’s average assets totaled $75.8 billion, an increase of $7.0 billion, or 10.1%, compared to the 2001 average of $68.8 billion. The major balance sheet categories with increases in average balances were loans and leases, up $4.3 billion, or 9.2%, and securities, which increased $1.1 billion, or 6.6%. The primary components of growth in average loans and leases were commercial loans and leases, which increased $2.7 billion, or 10.7%; mortgage loans, which increased $325.1 million, or 3.5%; revolving credit loans, which increased $97.7 million, or 11.0%; and consumer loans, which increased $1.1 billion, or 10.1%. Total earning assets averaged $68.2 billion in 2002, an increase of $5.3 billion, or 8.5%, compared to 2001.

BB&T’s average deposits totaled $49.1 billion, reflecting growth of $4.9 billion, or 11.0%, compared to 2001. The categories of deposits with the highest growth rates were: money rate savings, which increased $2.3 billion, or 18.6%, noninterest-bearing deposits, which increased $995.4 million, or 16.0%, and certificates of deposit and other time deposits, which increased $1.6 billion, or 7.0%.

Short-term borrowed fund include Federal funds purchased, securities sold under repurchase agreements, master notes, short-term bank notes and Federal Home Loan Bank (“FHLB”) advances. Average short-term borrowed funds totaled $5.4 billion for the year ended December 31, 2002, a decrease of $870.6 million, or 13.9%, from the 2001 average. BB&T has also utilized long-term debt based on the flexibility and cost-effectiveness of the alternatives available. Long-term debt includes FHLB advances, other secured borrowings by subsidiary banks and subordinated debt issued by the Corporation and Branch Bank. Average long-term debt totaled $12.1 billion for the year ended December 31, 2002, up $1.1 billion, or 10.0%, compared to 2001.

The compound annual rate of growth in average total assets for the five-year period ended December 31, 2002, was 10.6%. Over the same five-year period, average loans and leases increased at a compound annual rate of 10.7%, average securities increased at a compound annual rate of 7.5%, and average deposits grew at a compound annual rate of 7.9%. All balance sheet growth rates referred to include the effect of acquisitions accounted for as purchases, as well as internal growth.

Securities

The securities portfolios provide earnings and liquidity, as well as an effective tool in managing interest rate risk. Management has historically emphasized investments with a duration of five years or less to provide greater flexibility in managing the balance sheet in changing interest rate environments. U.S. Treasury securities and U.S. government agency obligations, excluding mortgage-backed securities, comprised 65.2% of the portfolio at December 31, 2002. The combined duration of the U.S. Treasury and U.S. government agency portfolios was 1.61 years at December 31, 2002. Mortgage-backed securities composed 21.7% of the total investment portfolio at year-end 2002. The effective duration of the mortgage-backed securities was 1.46 years at December 31, 2002. Total securities increased 6.2% in 2002, to a total of $17.8 billion at the end of the year. The duration of the total portfolio at December 31, 2002 was 1.74 years.

BB&T’s full-service brokerage subsidiary holds trading securities as a normal part of its operations. At December 31, 2002, trading securities reflected on BB&T’s consolidated balance sheet totaled $148.5 million. Market valuation gains and losses in the trading portfolio are reflected in current earnings.

Securities held to maturity are composed of investments in U.S. Treasury securities and made up less than 1% of the total portfolio at December 31, 2002. Securities held to maturity are carried at amortized cost and totaled $55.5 million at December 31, 2002, compared to $40.5 million outstanding at the end of 2001. During 2001, substantially all the securities in the held-to-maturity portfolio were transferred to the available-for-sale portfolio in connection with the implementation of SFAS No. 133. This was done to provide greater flexibility in the management of the overall securities portfolio. Unrealized market valuation gains and losses on securities in the Corporation’s held-to-maturity category affect neither earnings nor shareholders’ equity.

Securities available for sale totaled $17.6 billion at year-end 2002 and are carried at estimated fair value. Securities available for sale at year-end 2001 totaled $16.6 billion. Unrealized market valuation gains and losses on securities classified as available for sale are recorded as a separate component of shareholders’ equity, net of deferred income taxes. The available-for-sale portfolio is primarily composed of investments in U.S. Treasury securities, government agency obligations and mortgage-backed securities. This portfolio also contains investments in obligations of states and municipalities, which composed 5.2% of the available-for-sale portfolio, and equity and other securities, which comprised 7.1% of the available-for-sale portfolio.

During the year ended December 31, 2002, BB&T sold $3.6 billion of available-for-sale securities and realized net gains totaling $170.1 million. The majority of these gains were taken to economically offset increases in the valuation allowance necessary to reduce the carrying value of BB&T’s capitalized mortgage servicing rights.

During the first quarter of 2001, BB&T sold its ownership interest in an electronic transaction processing company to Concord EFS, Inc. (“Concord”), exchanging nonmarketable equity securities for unregistered Concord common stock. The Concord common shares were subsequently registered by Concord, and BB&T sold its holdings of Concord, which were included in securities available for sale. As a result of the transaction, BB&T recognized gains of $82.4 million that are reflected in securities gains (losses), net, in the Consolidated Statements of Income.

During the second and third quarters of 2000, BB&T restructured the available-for-sale securities portfolio. The restructuring was undertaken to improve the overall yield and liquidity of the portfolio, and reduce the overall duration of the portfolio. BB&T sold $5.9 billion of U.S. Treasuries, obligations of U.S. government agencies and mortgage-backed securities, and incurred approximately $222 million in pretax losses as a result of these sales. The proceeds from these sales were reinvested in higher yielding securities, primarily obligations of U.S. government agencies.

The following table presents BB&T’s securities portfolio at December 31, 2002, segregated by major category with ranges of maturities and average yields disclosed.

Table 12

Securities

	December 31, 2002
	Carrying Value	Weighted Average Yield (3)
	(Dollars in thousands)
U.S. Treasury and U.S. government agency obligations (1):
Within one year	$2,131,005	4.93%
One to five years	8,174,216	4.84
Five to ten years	1,439,088	5.20
After ten years	3,740,665	5.39

Total	15,484,974	5.02

Obligations of states and political subdivisions:
Within one year	66,919	7.42
One to five years	209,955	6.93
Five to ten years	454,581	6.67
After ten years	181,143	7.43

Total	912,598	6.94

Other securities:
Within one year	91,953	1.43
One to five years	617	6.32
Five to ten years	50,000	5.01
After ten years	52,204	5.58

Total	194,774	3.48

Securities with no stated maturity (2)	1,211,142	4.72

Total securities (4)	$17,803,488	5.08%

(1)	Included in U.S. Treasury and U.S. government agency obligations are mortgage-backed securities totaling $3.9 billion classified as available for sale and carried at fair value. These securities are included in each of the maturity categories based upon final stated maturity dates. The original contractual lives of these securities range from five to 30 years; however, a more realistic average maturity would be substantially shorter because of the monthly return of principal on certain securities.
(2)	Securities with no stated maturity includes equity investments which totalled $1.1 billion and trading securities which totalled $148.5 million.
(3)	Yields on tax-exempt securities are calculated on a taxable-equivalent basis.
(4)	Includes securities held to maturity of $55.5 million carried at amortized cost and securities available for sale and trading securities carried at estimated fair values of $17.6 billion and $148.5 million, respectively.

The available-for-sale portfolio composed 98.9% of total securities at December 31, 2002. Management believes that the high concentration of securities in the available-for-sale portfolio allows greater flexibility in the day-to-day management of the overall investment portfolio.

The market value of the available-for-sale portfolio at year-end 2002 was $536.1 million greater than the amortized cost of these securities. At December 31, 2002, BB&T’s available-for-sale portfolio had net unrealized appreciation, net of deferred income taxes, of $329.1 million, which is reported as a separate component of shareholders’ equity. At December 31, 2001, the available-for-sale portfolio had net unrealized appreciation of $288.1 million, net of deferred income taxes.

The fully taxable equivalent (“FTE”) yield on the total securities portfolio was 6.22% for the year ended December 31, 2002, compared to 7.06% for the prior year. The decrease in FTE yield was caused by the lower interest rate environment, which resulted in cash flows from the payments, prepayments, sales, calls and maturities of higher yielding securities being reinvested at lower interest rates during 2002. The yield on U.S. Treasury and government agency obligations decreased from 7.09% in 2001 to 6.12% in 2002, while the yield on mortgage-backed securities decreased from 6.97% to 6.49% and the FTE yield on state and municipal securities increased from 7.37% last year to 7.47% in the current year.

Loans and Leases

BB&T’s loan growth was negatively affected by the continued weakness in general economic conditions during 2002. End of period loans, excluding loans held for sale, increased $5.6 billion, or 12.3%, as compared to 2001. Average total loans and leases for 2002 increased $4.3 billion, or 9.2%, compared to 2001.

BB&T is a full-service lender with approximately one-half of its loan portfolio composed of business loans and one-half composed of loans to individual consumers. BB&T’s management emphasizes loans to small business, commercial middle market, direct retail and residential mortgage borrowers. Average commercial loans, including lease receivables, increased $2.7 billion, or 10.7%, in 2002 as compared to 2001, and now compose 55.0% of the loan portfolio, compared to 54.0% in 2001. Average consumer loans, which include sales finance, revolving credit and direct retail, increased $1.2 billion, or 10.2%, for the year ended December 31, 2002 as compared to the same period in 2001, and compose 26.1% of average loans, compared to 25.8% in 2001. Average mortgage loans increased $325.1 million, or 3.5%, in 2002 as compared to 2001, and represented the remaining 18.9% of average total loans for 2002, compared to 20.2% a year ago. BB&T is a large originator of residential mortgage loans, with 2002 originations of $14.1 billion. To improve the overall yield of the loan portfolio and to mitigate interest rate risk, BB&T sells most of its fixed-rate mortgage loans in the secondary market or securitizes the loans and transfers them to the securities portfolio. At December 31, 2002, BB&T was servicing $34.8 billion in residential mortgages. The mix of the consolidated loan portfolio in 2002 was very similar to that of one year ago.

The growth rates of average loans in the current year were affected by loan portfolios held by companies that were acquired during 2002. Also, the securitization of $377.4 million in loans during 2001 affected the reported growth in average mortgage loans. During 2002, loans totaling $1.2 billion, $1.9 billion and $1.2 billion were acquired through the purchases of Regional, AREA and MidAmerica, respectively. Excluding the effect of these purchase accounting transactions and the mortgage loan securitizations, average “internal” loan growth for the year ended December 31, 2002, was 2.0% compared to 2001. Excluding the effects of purchase accounting transactions and loan securitizations, average mortgage loans, including loans held for sale, decreased 3.6%, commercial loans and leases grew 3.1%, and consumer loans increased 4.5% in 2002 as compared to 2001.

The average annualized fully taxable equivalent (“FTE”) yields on commercial, consumer and mortgage loans for 2002 were 6.17%, 8.49% and 6.97%, respectively, resulting in a yield for the total loan portfolio of 6.93%, compared to 8.37% for the total portfolio in 2001. The 144 basis point decrease in the average yield on loans resulted from a lower average prime rate during late 2001 and throughout 2002, which was the product of continued aggressive actions taken by the Federal Reserve Board to stimulate the economy. During 2001, the Federal Reserve reduced the target Federal Funds Rate from 6.50% to 1.75%. During 2002, the Federal Reserve further reduced the intended Federal Funds Rate to 1.25% late in the year. As a result of the Federal Reserve Board’s actions, the average prime rate, which is the basis for pricing many commercial and consumer loans, averaged 4.68% in 2002, compared to 6.92% for 2001.

Asset Quality

While the slowdown in the economy has resulted in higher levels of nonperforming assets and net charge-offs, BB&T’s lending strategy, which focuses on relationship-based lending within our markets and smaller individual loan balances, continues to produce strong credit quality. BB&T’s asset quality, as measured by relative levels of nonperforming assets and net charge-offs, has remained approximately one-half that of published industry averages.

Nonperforming assets, which are composed of foreclosed real estate, repossessions, nonaccrual loans and leases and restructured loans, totaled $451.7 million at December 31, 2002, as compared to $373.6 million at year-end 2001, an increase of 20.9%. As a percentage of total assets, nonperforming assets were .56% at December 31, 2002, compared to .53% at the end of 2001. As a percentage of loans and leases plus foreclosed property, nonperforming assets totaled .84% at December 31, 2002, compared to .79% at the end of 2001. The allowance for loan and lease losses, as a percentage of loans and leases, was 1.35% at December 31, 2002, compared to 1.36% at year-end 2001. Excluding loans held for sale, the ratio of the allowance for loan and lease losses to total loans and leases was 1.42% at both December 31, 2002 and 2001. Loans 90 days or more past due and still accruing interest increased to $115.0 million at year-end 2002 compared to $101.8 million at December 31, 2001. Net charge-offs as a percentage of average loans and leases increased to .48% for the year ended December 31, 2002, from .40% in 2001. As a result of the increase in net charge-offs, the ratio of the allowance for loan and lease losses to net charge-offs decreased from a multiple of 3.44 at the end of 2001 to a multiple of 2.94 as of December 31, 2002.

The following table summarizes asset quality information for BB&T for the past five years.

Table 13

Asset Quality

	December 31,
	2002		2001		2000		1999		1998
	(Dollars in thousands)
Nonaccrual loans and leases (1)	$374,842		$316,607		$180,638		$144,247		$145,599
Restructured loans	175		—		492		1,681		3,744
Foreclosed property	76,647		56,964		55,199		47,143		60,030

Nonperforming assets	$451,664		$373,571		$236,329		$193,071		$209,373

Loans 90 days or more past due and still accruing	$115,047		$101,778		$81,629		$66,241		$68,360

Asset Quality Ratios: (2)
Nonaccrual and restructured loans and leases as a percentage of loans and leases	.70%		.67%		.40%		.37%		.41%
Nonperforming assets as a percentage of:
Total assets	.56		.53		.36		.33		.39
Loans and leases plus foreclosed property	.84		.79		.53		.48		.58
Net charge-offs as a percentage of average loans and leases	.48		.40		.27		.26		.28
Net charge-offs excluding specialized lending as a percentage of average loans and leases (3)	.39		.34		.22		.22		.25
Allowance for losses as a percentage of loans and leases	1.35		1.36		1.29		1.33		1.35
Allowance for losses as a percentage of loans and leases held for investment	1.42		1.42		1.32		1.34		1.40
Ratio of allowance for losses to:
Net charge-offs	2.94	x	3.44	x	5.13	x	5.37	x	5.11	x
Nonaccrual and restructured loans and leases	1.93		2.04		3.19		3.63		3.29

NOTE: (1)	Includes $144.8 million, $130.7 million, $73.4 million, $68.4 million and $77.5 million of impaired loans at December 31, 2002, 2001, 2000, 1999 and 1998, respectively. See Note 4 in the “Notes to Consolidated Financial Statements.”
(2)	Items referring to loans and leases are net of unearned income and include loans held for sale.
(3)	Excludes net charge-offs and average loans from BB&T’s sub-prime indirect automobile lending operations, insurance premium finance business and direct consumer finance operations.

Allowance for Loan and Lease Losses

BB&T’s allowance for loan and lease losses totaled $723.7 million at December 31, 2002, compared to $644.4 million at the end of 2001, an increase of 12.3%. As a percentage of loans and leases outstanding, the allowance decreased slightly from 1.36% at December 31, 2001, to 1.35% at the end of 2002. Excluding loans held for sale, the percentage was 1.42% at both period ends. The relatively steady ratio of the allowance as a percentage of loans and leases was a result of continued strong asset quality, including relatively stable levels of nonperforming assets as a percentage of total assets.

There were no significant changes in the estimation methods or fundamental assumptions used in the calculation of the allowance for loan losses at December 31, 2002 compared to 2001. See “Asset Quality” for disclosures regarding changes in the trends of credit quality.

Please refer to “Allowance for Loan and Lease Losses” in the “Description of Business” section, which describes BB&T’s allowance policy and methodologies and provides disclosures with respect to allowance allocations.

Deposits and Other Borrowings

Client deposits generated through the BB&T branch network are the largest source of funds used to support asset growth. While core deposits are BB&T’s primary source of funding, growth rates of core deposits have generally not kept pace with asset growth and, therefore, nondeposit funding sources have increasingly been used to support balance sheet growth.

Total deposits at December 31, 2002, were $51.3 billion, an increase of $6.5 billion, or 14.6%, compared to year-end 2001. The increase in deposits was driven by a $3.3 billion, or 23.6% increase in money rate savings accounts, a $924.7 million, or 13.3% increase in noninterest-bearing deposits, and a $2.3 billion, or 10.9% increase in certificates of deposits and other time deposits. For the year ended December 31, 2002, total deposits averaged $49.1 billion, an increase of $4.9 billion, or 11.0%, compared to 2001. The increase was the result of a $2.3 billion, or 18.6%, increase in average money rate savings, an increase of $1.6 billion, or 7%, in other time deposits, and a $995.4 million, or 16.0%, increase in noninterest-bearing deposits. During the same time periods, average savings and interest checking accounts remained flat at $3.4 billion. Other time deposits, including individual retirement accounts and certificates of deposit, remain BB&T’s largest category of deposits, comprising 48.3% of average total deposits for the year.

The average rates paid on interest-bearing deposits decreased to 2.39% during 2002, from 4.12% in 2001. The declining interest rate in 2002 was caused by the general slowdown in economic activity and aggressive actions by the Federal Reserve to lower short-term interest rates. The average rate paid on other time deposits, including individual retirement accounts and certificates of deposit, decreased to 3.42% in the current year from 5.45% in 2001. The average cost of money rate savings accounts decreased to 1.13% in the current year from 2.48% in 2001; interest checking decreased from 1.47% in 2001 to .67% in the current year; and the average cost of savings deposits decreased to .80% in 2002 from 1.42% in 2001.

During 2000, BB&T contracted with an independent third party for the disbursement of official checks. Under the terms of the agreement, BB&T acts as an agent for the third party in the issuance of official checks. Funds received from the buyers of official checks are transferred to the third party issuer to cover the checks when they are ultimately presented for payment. But for this arrangement with the third party, these funds would have remained at BB&T in the form of noninterest-bearing deposits. The official check program is contractually arranged to substantially limit BB&T’s exposure to loss, as the third party is required to invest the funds received and maintain a 1:1 relationship between outstanding checks and the balances available to cover the checks. BB&T monitors this relationship through a reconciliation process. The third party provided a letter of credit from another bank in favor of BB&T and has access to a revolving line of credit to further mitigate any risk that there would be inadequate funds to cover the outstanding balance of official checks sold. However, in the event that the third party failed to honor official checks BB&T had sold as its agent, it is likely that BB&T would choose to reimburse the purchasers, though not contractually obligated to do so. At December 31, 2002, the third party issuer had outstanding official checks that had been sold by BB&T totaling $580.1 million.

BB&T also uses various types of short-term borrowed funds to supplement deposits in order to fulfill funding needs. See Note 9. “Short-Term Borrowed Funds” in the “Notes to Consolidated Financial Statements” herein for further disclosure. The types of short-term borrowings utilized by the Corporation include Federal funds purchased, which composed 29.6% of total short-term borrowed funds, and securities sold under repurchase agreements, which comprised 46.5% of short-term borrowed funds at year-end 2002. Master notes, U.S. Treasury tax and loan deposit notes, short-term bank notes and short-term Federal Home Loan Bank (“FHLB”) advances are also utilized to meet short-term funding needs. Average short-term borrowed funds totaled $5.4 billion during 2002, a decrease of $870.6 million, or 13.9%, from 2001, while short-term borrowed funds at year-end 2002 were $5.4 billion, a decrease of $1.3 billion, or 18.8%, compared to year-end 2001. The rates paid on average short-term borrowed funds decreased from 3.80% in 2001 to 1.78% during 2002. The decrease in the cost of short-term borrowed funds resulted from the lower interest rate environment during 2002, including a 222 basis point decrease in the average Federal funds rate for 2002 compared to 2001.

BB&T also utilizes long-term debt to provide both funding and, to a lesser extent, regulatory capital. See Note 10. “Long-Term Debt” in the “Notes to Consolidated Financial Statements” herein for further disclosure. Long-term debt at December 31, 2002 totaled $13.6 billion, an increase of $1.9 billion, or 15.9%, from year-end 2001. The substantial increase in long-term borrowing during 2002 reflects BB&T’s efforts to take advantage of historically low interest rates. For the year ended December 31, 2002, average long-term debt increased $1.1 billion, or 10.0%, compared to the average for 2001. BB&T’s long-term debt consists primarily of FHLB advances to the Subsidiary Banks, which composed 70.5% of total outstanding long-term debt at December 31, 2002, and subordinated notes, which composed 17.3% of the year-end balance. FHLB advances are cost-effective long-term funding sources that provide BB&T with the flexibility to structure the debt in a manner that aids in the management of interest rate risk and liquidity. The remaining long-term debt consists of secured borrowings by Branch Bank, redeemable capital securities issued by the Corporation, mortgage indebtedness and capital leases. The average rate paid on long-term debt decreased from 5.53% during 2001 to 4.84% during 2002 because of the overall declining interest rate environment previously discussed.

Liquidity needs are a primary consideration in evaluating funding sources. BB&T’s strategy is to maintain funding flexibility, in order that the Corporation may react rapidly to opportunities that may become available in the marketplace. BB&T will continue to focus on traditional core funding strategies, supplemented by short-term and long-term borrowings. See “Liquidity, Inflation and Changing Interest Rates” for additional discussion.

Analysis of Results of Operations

Consolidated net income for 2002 totaled $1.3 billion, which generated basic earnings per share of $2.75 and diluted earnings per share of $2.72. Net income for 2001 was $973.6 million and net income for 2000 totaled $698.5 million. Basic earnings per share were $2.15 in 2001 and $1.55 in 2000, while diluted earnings per share were $2.12 and $1.53 for 2001 and 2000, respectively.

Two important and commonly used measures of bank profitability are return on average assets (net income as a percentage of average total assets) and return on average shareholders’ equity (net income as a percentage of average common shareholders’ equity). BB&T’s returns on average assets were 1.72%, 1.41% and 1.13% for the years ended December 31, 2002, 2001 and 2000, respectively. The returns on average common shareholders’ equity were 18.32%, 16.78% and 14.22% for the last three years.

Mergers and acquisitions have played an important role in the development of BB&T’s franchise. BB&T has been an active acquirer of financial institutions, insurance agencies and other nonbank fee income producing businesses. Refer to Note 2. in the “Notes to Consolidated Financial Statements” for a summary of mergers and acquisitions consummated during the three years ended December 31, 2002. As a result of this activity, the consolidated results of operations for the three year period covered by this discussion include the effects of merger-related and restructuring charges, expenses and certain gains related to the consummation of the transactions.

Merger-related charges and expenses include personnel-related items such as staff relocation costs, severance benefits, early retirement packages and contract settlements. They also include furniture, equipment and occupancy costs related to department and branch consolidations as well as costs related to converting the data processing systems of the acquired companies to BB&T’s automation platform. Merger-related charges also include professional fees, advertising and asset write-offs incurred in connection with the mergers.

Merger-Related and Restructuring Charges

During 2002, BB&T recorded merger-related and restructuring charges of $39.3 million, which are reflected in BB&T’s Consolidated Statements of Income as noninterest expenses. These expenses were recorded in connection with the first quarter systems conversion of F&M National Corporation, the second quarter systems conversion of Community First Banking Company, and the mergers with MidAmerica, AREA, and Regional.

During 2001, BB&T recorded merger-related and restructuring charges of $199.0 million, which are reflected in BB&T’s Consolidated Statements of Income as noninterest expenses. In addition, $36.4 million was recorded as a provision for loan and lease losses in connection with the mergers with FCNB Corporation, Century South Banks, Inc., and F&M National Corporation. This provision was recorded to conform the merged entities’ credit policies to those of BB&T, including underwriting and risk rating standards, charge-offs, past due and nonaccrual loans, as well as to reflect impending changes in the management of problem loans.

During 2000, the Company recorded merger-related and restructuring charges totaling $143.2 million, which are reflected in BB&T’s Consolidated Statements of Income as noninterest expenses. In addition, $29.9 million of provision for loan and lease losses was recorded associated with BB&T’s mergers with Premier Bancshares, Inc., Hardwick Holding Company, First Banking Company of Southeast Georgia and One Valley Bancorp, Inc. These provisions were recorded to conform the merged entities’ credit policies to those of BB&T, including underwriting and risk rating standards, charge-offs, past due and nonaccrual loans, as well as to reflect impending changes in the management of problem loans.

The following table presents the components of merger-related and restructuring charges included in noninterest expenses. This table includes increases to previously recorded merger-related accruals and period expenses for merger-related items that must be expensed as incurred. Items that are required to be expensed as incurred include certain expenses associated with systems conversions, data processing, training, travel and other costs.

Summary of Merger-Related and Restructuring Charges

(Dollars in thousands)

	For the Year Ended December 31,
	2002	2001	2000
Severance and personnel-related costs	$4,527	$46,497	$32,536
Occupancy and equipment charges	9,510	50,065	35,084
Systems conversions and related charges	11,700	35,025	31,880
Marketing and public relations	6,446	15,311	18,713
Asset write-offs, conforming policies and other merger-related charges	7,097	52,090	24,972

Total	$39,280	$198,988	$143,185

Severance and personnel-related costs include severance, employee retention, payments related to change-in-control provisions of employment contracts, outplacement services and other benefits associated with employee termination, which typically occurs in corporate support and data processing functions. During 2002, BB&T estimated that 372 positions would be eliminated and 370 employees were, in fact, terminated prior to December 31, 2002. Approximately 90 of these employees will continue to receive severance payments during 2003. During 2001, BB&T estimated that approximately 400 positions would be eliminated and approximately 350 employees were terminated and received severance by the end of 2001. During 2000, BB&T estimated that 450 positions would be eliminated in connection with mergers and approximately 430 employees were terminated and received severance.

Occupancy and equipment charges represent merger-related costs associated with lease terminations, obsolete equipment write-offs, and the sale of duplicate facilities and equipment. Systems conversions and related charges include expenses necessary to convert and combine the acquired branches and operations of merged companies. Marketing and public relations costs represent direct media advertising relative to the acquisitions and local charitable contributions that are required by the merger agreements. The other merger-related charges are composed of asset and supply inventory write-offs, which are primarily composed of unreconciled differences in an acquired institution’s accounts or unreconciled differences identified during systems conversions, litigation accruals, costs to conform an acquired institution’s accounting policies to those of BB&T and other similar charges.

In conjunction with the consummation of an acquisition and the completion of other requirements, BB&T typically accrues certain merger-related expenses related to estimated severance costs, costs to terminate lease contracts, costs related to the disposal of duplicate facilities and equipment, costs to terminate data processing contracts and other costs associated with the acquisition. The following tables present a summary of activity with respect to BB&T’s merger and restructuring accruals related to the mergers listed above, with the more significant mergers (One Valley Bancorp, Inc. and F&M National Corporation) presented separately. These tables include costs reflected as expenses, as presented in the table above, and accruals recorded through purchase accounting adjustments.

	One Valley Bancorp, Inc.
	(Dollars in thousands)
	Balance December 31, 2000	Utilized in 2001	Balance December 31, 2001	Utilized in 2002	Balance December 31, 2002
Severance and personnel-related charges	$3,719	$3,719	$—	$—	$—
Occupancy and equipment charges	4,737	97	4,640	3,912	728
Systems conversions and related charges	128	117	11	11	—
Other merger-related charges	10,009	10,009	—	—	—

Total	$18,593	$13,942	$4,651	$3,923	$728

	F&M National Corporation
	(Dollars in thousands)
	Expensed in 2001	Utilized in 2001	Balance December 31, 2001	Additions in 2002	Utilized in 2002	Balance December 31, 2002
Severance and personnel-related charges	$15,830	$4,775	$11,055	$1,417	$11,592	$880
Occupancy and equipment charges	20,455	9,463	10,992	—	797	10,195
Systems conversions and related charges	5,165	790	4,375	2,825	7,200	—
Other merger-related charges	11,099	7,989	3,110	—	2,113	997

Total	$52,549	$23,017	$29,532	$4,242	$21,702	$12,072

The remaining accruals at December 31, 2002 for One Valley Bancorp, Inc. and F&M National Corporation are related primarily to costs to exit certain leases and to dispose of excess facilities and equipment. These liabilities will be utilized in the future upon termination of the various leases and sale of duplicate property. These accruals are expected to be utilized in 2003 unless they relate to specific contracts expiring in later years.

Activity with respect to the merger and restructuring accruals for all other mergers, which are discussed above, is presented in the accompanying table:

	All Other Merger Accrual Activity
	(Dollars in thousands)
	Balance December 31, 2000	Additions in 2001	Utilized in 2001	Balance December 31, 2001	Additions in 2002	Utilized in 2002	Balance December 31, 2002
Severance and personnel-related charges	$9,317	$33,956	$22,957	$20,316	$38,597	$42,964	$15,949
Occupancy and equipment charges	16,602	18,514	13,685	21,431	31,668	22,269	30,830
Systems conversions and related charges	3,601	11,935	8,583	6,953	9,453	14,668	1,738
Other merger-related charges	7,711	16,237	11,948	12,000	21,438	23,154	10,284

Total	$37,231	$80,642	$57,173	$60,700	$101,156	$103,055	$58,801

The liabilities for severance and personnel-related costs relate to severance liabilities that will be paid out based on such factors as expected termination dates, the provisions of employment contracts and the terms of BB&T’s severance plans. The remaining occupancy and equipment accruals relate to costs to exit certain leases and to dispose of excess facilities and equipment. This liability will be utilized upon termination of the various leases and sale of duplicate property. The liabilities associated with systems conversions relate to termination penalties on contracts with information technology service providers. These liabilities will be utilized as the contracts are paid out and expire. The other merger-related liabilities relate to litigation accruals, accruals to conform the accounting policies of acquired institutions to those of BB&T, and other similar charges.

Because BB&T often has multiple merger integrations in process, and, due to limited resources, must schedule in advance significant events in the merger conversion and integration process, BB&T’s merger process and utilization of merger accruals may cover an extended period of time. In general, a major portion of accrued costs are utilized in conjunction with or immediately following the systems conversion, when most of the duplicate positions are eliminated and the terminated employees begin to receive severance. Other accruals are utilized over time based on the sale, closing or disposal of duplicate facilities or equipment or the expiration of lease contracts. Merger accruals are re-evaluated periodically and adjusted as necessary. Most of the remaining accruals at December 31, 2002 are expected to be utilized during 2003, unless they relate to specific contracts that expire in later years.

The accruals utilized during 2002 in the table entitled “All Other Merger Accrual Activity” above include $10.5 million of accrual reversals resulting from revisions to BB&T’s initial estimates of merger accruals for facilities and personnel-related costs. There were no other material adjustments to merger-related accruals for any of the periods presented.

Net Interest Income

Net interest income is BB&T’s primary source of revenue. Net interest income is influenced by a number of factors, including the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned and paid thereon. The difference between rates earned on interest-earning assets (with an adjustment made to tax-exempt income to provide comparability with taxable income, i.e. the “FTE” adjustment) and the cost of the supporting funds is measured by the net interest margin. The accompanying table presents the dollar amount of changes in interest income and interest expense, and distinguishes between the changes related to increases or decreases in average outstanding balances of interest-earning assets and interest-bearing liabilities (volume), and the changes related to increases or decreases in average interest rates on such assets and liabilities (rate). Changes attributable to both volume and rate have been allocated proportionately.

Table 14

FTE Net Interest Income and Rate Volume Analysis

For the Years Ended December 31, 2002, 2001 and 2000

										2002 vs. 2001			2001 vs. 2000
	Average Balances			Yield / Rate			Income / Expense			Increase (Decrease)	Change due to		Increase (Decrease)	Change due to
	2002	2001	2000	2002	2001	2000	2002	2001	2000		Rate	Volume		Rate	Volume
Assets	(Dollars in thousands)
Securities (1):
U.S. Treasury, U.S. government agency and other (5)	$16,005,557	$14,830,331	$14,144,391	6.15%	7.04%	6.90%	$983,967	$1,043,583	$976,057	$(59,616)	$(138,287)	$78,671	$67,526	$19,528	$47,998
States and political subdivisions	933,532	1,056,401	1,096,852	7.47	7.37	7.49	69,743	77,868	82,143	(8,125)	1,042	(9,167)	(4,275)	(1,279)	(2,996)

Total securities (5)	16,939,089	15,886,732	15,241,243	6.22	7.06	6.94	1,053,710	1,121,451	1,058,200	(67,741)	(137,245)	69,504	63,251	18,249	45,002
Other earning assets (2)	439,097	430,912	440,804	1.79	3.99	6.67	7,848	17,185	29,384	(9,337)	(9,657)	320	(12,199)	(11,554)	(645)
Loans and leases, net of unearned income (1)(3)(4)(5)	50,851,417	46,587,780	41,933,641	6.93	8.37	9.36	3,523,050	3,900,844	3,924,491	(377,794)	(713,443)	335,649	(23,647)	(435,680)	412,033

Total earning assets	68,229,603	62,905,424	57,615,688	6.72	8.01	8.70	4,584,608	5,039,480	5,012,075	(454,872)	(860,345)	405,473	27,405	(428,985)	456,390

Non-earning assets	7,549,430	5,917,605	4,197,727

Total assets	$75,779,033	$68,823,029	$61,813,415

Liabilities and Shareholders’ Equity
Interest-bearing deposits:
Savings and interest checking	$3,363,118	$3,361,694	$3,888,958	0.75	1.44	1.89	25,062	48,408	73,470	(23,346)	(23,366)	20	(25,062)	(15,961)	(9,101)
Money rate savings	14,824,396	12,502,120	10,494,588	1.13	2.48	3.68	167,329	310,196	386,635	(142,867)	(192,504)	49,637	(76,439)	(141,478)	65,039
Other time deposits	23,728,465	22,171,321	21,135,213	3.42	5.45	5.80	810,667	1,207,665	1,225,143	(396,998)	(476,803)	79,805	(17,478)	(75,914)	58,436

Total interest-bearing deposits	41,915,979	38,035,135	35,518,759	2.39	4.12	4.74	1,003,058	1,566,269	1,685,248	(563,211)	(692,673)	129,462	(118,979)	(233,353)	114,374
Short-term borrowed funds	5,393,479	6,264,100	6,910,849	1.78	3.80	5.95	95,823	238,315	411,528	(142,492)	(113,021)	(29,471)	(173,213)	(137,563)	(35,650)
Long-term debt	12,134,712	11,030,312	7,705,449	4.84	5.53	6.06	587,703	610,352	467,136	(22,649)	(80,366)	57,717	143,216	(43,721)	186,937

Total interest-bearing liabilities	59,444,170	55,329,547	50,135,057	2.84	4.36	5.11	1,686,584	2,414,936	2,563,912	(728,352)	(886,060)	157,708	(148,976)	(414,637)	265,661

Noninterest-bearing deposits	7,202,129	6,206,746	5,897,181
Other liabilities	2,019,244	1,484,547	869,742
Shareholders' equity	7,113,490	5,802,189	4,911,435

Total liabilities and shareholders’ equity	$75,779,033	$68,823,029	$61,813,415

Average interest rate spread				3.88	3.65	3.59
Net interest margin				4.25%	4.17%	4.25%	$2,898,024	$2,624,544	$2,448,163	$273,480	$25,715	$247,765	$176,381	$(14,348)	$190,729

Taxable equivalent adjustment							$150,564	$190,865	$133,666

(1)	Yields related to securities based on amortized cost, loans and leases exempt from income taxes are stated on a taxable equivalent basis assuming tax rates in effect for the periods presented which approximate 39% in total.
(2)	Includes Federal funds sold and securities purchased under resale agreements or similar arrangements.
(3)	Loan fees, which are not material for any of the periods shown, have been included for rate calculation purposes.
(4)	Nonaccrual loans have been included in the average balances. Only the interest collected on such loans has been included as income.
(5)	Includes assets which were held for sale or available for sale at amortized cost and trading securities at estimated fair value.

For 2002, net interest income on an FTE-adjusted basis totaled $2.9 billion, compared with $2.6 billion in 2001 and $2.4 billion in 2000. The increase in net interest income during 2002 resulted primarily from a decrease in total interest expense, which was caused by substantially lower interest rates during 2002 as compared to 2001. The lower average cost of funds resulted in a decrease of $728.4 million in total interest expense. Interest income from loans decreased $377.8 million, and interest income from investment securities decreased $67.7 million.

The FTE-adjusted net interest margin is the primary measure used in evaluating the effectiveness of the management of earning assets and the liabilities funding those assets. The FTE-adjusted net interest margin was 4.25% in 2002, 4.17% in 2001 and 4.25% in 2000. In addition to changes in the composition of BB&T’s earning assets and interest bearing liabilities, the primary reason for the fluctuations in the net interest margin was the rapidly declining interest rate environment prevailing during 2002 and 2001 as the Federal Reserve reduced short-term interest rates due to a weakening economy. Throughout 2001, the Federal Reserve took aggressive actions to lower the level of interest rates by reducing the benchmark federal funds rate by 475 basis points from 6.50% at the beginning of the year to 1.75% at year-end where it remained through the first eleven months of 2002. As a result, the prime rate, which is the basis for pricing many commercial and consumer loans, also declined by 475 basis points from 9.50% at the beginning of 2001 to 5.00% at year-end and remained at 4.75% during most of 2002. During the fourth quarter of 2002, the Federal Reserve further reduced the federal funds rate by 50 basis points to 1.25%, which in turn lowered the prime rate to 4.25% at the end of 2002. Such actions initially contributed to BB&T’s interest sensitive assets repricing more quickly overall than its interest-bearing liabilities during 2001, which resulted in an eight basis points decrease in the FTE-adjusted net interest margin during 2001 compared to 2000. During 2002, as interest rates stabilized, BB&T’s interest-bearing liabilities also repriced at the lower interest rates, which, together with a shift in the composition of deposits toward lower cost transaction accounts, resulted in an eight basis points increase in the FTE-adjusted net interest margin during 2002 compared to 2001.

Provision for Loan and Lease Losses

A provision for loan and lease losses is charged against earnings in order to maintain the allowance for loan and lease losses at a level that reflects management’s evaluation of the incurred losses inherent in the portfolio. The amount of the provision is based on continuing assessments of nonperforming and “watch list” loans, analytical reviews of loan loss experience in relation to outstanding loans, loan charge-offs, nonperforming asset trends and management’s judgment with respect to current and expected economic conditions and their impact on the existing loan portfolio. The provision for loan and lease losses recorded by BB&T in 2002 was $263.7 million, compared with $224.3 million in 2001 and $147.2 million in 2000.

The 17.6% increase in the current year provision for loan and lease losses resulted from a combination of factors, including a 31.8% increase in net charge-offs during the year and growth in the loan portfolio. Net charge-offs were .48% of average loans and leases for 2002 compared to .40% of average loans during 2001. The allowance for loan and lease losses was 1.35% of loans and leases outstanding and was 1.93x total nonaccrual and restructured loans and leases at year-end 2002, compared to 1.36% and 2.04x, respectively, at December 31, 2001.

Noninterest Income

Noninterest income includes service charges on deposit accounts, trust revenue, mortgage banking income, investment banking and brokerage fees, insurance commissions, gains and losses on securities transactions and other commissions and fees derived from bank-related activities.

Noninterest income for 2002 totaled $1.7 billion, compared with $1.4 billion in 2001 and $846.8 million in 2000. The 2002 noninterest income reflects an increase of $312.1 million, or 22.6%, compared to 2001. Noninterest income for 2001 was $533.6 million, or 63.0%, higher than 2000. The increase in noninterest income for 2002 is primarily the result of substantial growth in insurance commissions from BB&T’s agency network and gains from sales of securities available for sale as well as increased service charges on deposits, increased mortgage banking income, and higher levels of investment banking and brokerage fees and commissions. The 2000 results include the effect of the restructuring of the securities portfolio during the second and third quarters of the year (as further discussed in the “Securities” section), which reduced total noninterest income by $222 million. The major categories of noninterest income and their fluctuations are discussed in the following paragraphs.

Service charges on deposit accounts represent BB&T’s largest category of noninterest revenue. Such revenues totaled $402.5 million in 2002, an increase of $53.0 million, or 15.2%, compared to 2001. Service charges during 2001 totaled $349.5 million, which represented an increase of $57.0 million, or 19.5% compared to 2000. The primary factors contributing to the 2002 increase were NSF and overdraft charges on personal accounts, which were $34.9 million more than in 2001, and commercial account analysis fees, which grew $20.9 million. Increases in these same categories composed the bulk of the growth in this category of revenue in 2001 compared to 2000.

Income from mortgage banking activities (which includes revenues from originating, marketing and servicing mortgage loans and valuation adjustments related to capitalized mortgage servicing rights) totaled $172.8 million in 2002, $148.9 million in 2001 and $104.6 million in 2000. In 2002, mortgage banking income increased $23.9 million, or 16.0%, compared to 2001. The increase in mortgage banking income in 2002 resulted from substantially higher mortgage loan originations as a result of the continued low interest rate environment, which brought about increases in origination fees, underwriting fees and servicing fees, which rose $7.8 million, $8.2 million and $24.5 million, respectively, compared to 2001. BB&T originated a record $14.1 billion in mortgage loans in 2002 compared to $10.5 billion in 2001 and $4.7 billion in 2000. Accordingly, gains from the sale of mortgage loans increased by $62.9 million compared to 2001. While lower interest rates in 2002 produced record originations volume, they also led to increased prepayment rates which lowered the value of existing mortgage servicing rights. As a result, BB&T recorded net impairment charges of $152.4 million during 2002, compared to net impairment charges of $61.6 million in 2001. Mortgage revenues for 2002 included a $14.5 million gain due to a new accounting requirement to record interest rate lock commitments at fair value with related changes recorded in earnings. In 2001, mortgage banking income increased $44.4 million, or 42.4%, compared to 2000 as a result of factors caused by the 123% increase in mortgage loan origination volume.

BB&T has an extensive insurance agency network, which is the 10th largest in the nation. Commission income from BB&T’s insurance operations totaled $313.4 million in 2002, an increase of $123.0 million, or 64.6%, compared to 2001. Commission income for 2001 totaled $190.4 million, an increase of $28.4 million, or 17.5% compared to 2000. During 2002 and 2001, BB&T continued to expand its insurance operations through acquisitions of additional agencies in the Company’s market area. These acquisitions, all of which were accounted for as purchases, were responsible for $96.9 million of the increase in agency insurance commissions during 2002 and $24.6 million in 2001. Including growth from acquired agencies, BB&T’s property and casualty commissions increased $96.4 million. Similar growth in these product lines also drove the 2001 increase.

Revenue from corporate and personal trust services totaled $94.5 million in 2002, $90.9 million in 2001 and $80.0 million in 2000. The 2002 revenue reflects an increase of $3.6 million, or 3.9% over 2001, which was $10.9 million, or 13.6%, more than 2000. Managed assets totaled $20.9 billion at the end of 2002 compared to $16.7 billion at December 31, 2001. The revenue increase in 2002 was driven by higher general trust services income and revenues from the management of estates. The majority of the growth in trust revenue and managed assets in 2002 resulted from the acquisitions of AREA and MidAmerica. Growth in revenues and managed assets have been depressed during the last two years by declining equity markets. The revenue increase in 2001 was primarily the result of internal growth driven by increased general trust services income and mutual fund management fees.

Net gains on sales of securities totaled $170.1 million in 2002 and $122.1 million in 2001 compared to net losses of $219.4 million in 2000. Excluding the effect of gains realized during 2002 and 2001 to economically offset increases in the valuation allowance of mortgage servicing rights, the gain realized from the sale of BB&T’s investment in an electronic transaction processing company in 2001, and losses incurred as a result of the restructuring of the available-for-sale securities portfolio during 2000, all previously discussed in the “Securities” section, net gains on sales of securities were $13.7 million, $10.8 million, and $2.6 million for the years ended December 31, 2002, 2001, and 2000, respectively.

Investment banking and brokerage fees and commissions totaled $210.6 million in 2002, $175.3 million in 2001 and $163.5 million in 2000. The 2002 revenue reflects an increase of $35.3 million, or 20.1% over 2001, which was $11.8 million, or 7.2% greater than 2000. The large increase in 2002 over 2001 was due to higher fixed income securities underwriting fees, retail brokerage fees and investment banking income at BB&T’s full-service brokerage and investment banking subsidiary, Scott & Stringfellow. The increase in 2001 over 2000 resulted in part from the purchase of Edgar M. Norris & Co., which added $4.8 million in revenues, as well as internal growth in fees and commissions from brokerage and underwriting services.

Other nondeposit fees and commissions, including bankcard fees and merchant discounts, totaled $208.5 million in 2002, an increase of $21.0 million, or 11.2%, compared with $187.5 million earned in 2001, which represented an increase of $21.0 million, or 12.6%, over the $166.5 million in 2000 revenue. Major sources of the increase in 2002 revenue include bankcard fees and merchant discounts, which increased $6.0 million, or 9.8%, check card interchange fees, which increased $8.4 million, or 31.7%, and gift card income, which increased $5.1 million. The increase in other nondeposit fees and commissions in 2001 compared to 2000 was primarily the result of higher bankcard fees and merchant discounts, increased ATM and point of sale fees, and income from the official check outsourcing program, which began mid-year 2000.

Other income totaled $120.1 million in 2002, an increase of $4.5 million, or 3.9%, compared with $115.6 million earned in 2001, which represented an increase of $18.6 million, or 19.1%, over the $97.0 million earned in 2000. The primary components of the increase in 2002 were higher income from life insurance, which increased $22.7 million, or 34.5%, and higher income from check sales, which grew by $3.3 million. These increases were partially offset by a write-down in the value of investments in limited partnerships totaling $11.1 million, a decrease in amortization of negative goodwill in the amount of $4.8 million compared to 2001, and a loss on non-hedging derivatives in the amount of $5.6 million. The primary component of the increase in 2001 was income from life insurance, which increased $26.2 million, or 66.2%. This increase was partially offset a decrease in amortization of negative goodwill in the amount of $3.7 million, or 34.0%, compared to 2000.

The ability to generate significant amounts of noninterest revenues in the future will be very important to the continued success of BB&T. Through its subsidiaries, BB&T will continue to focus on asset management, mortgage banking, trust, insurance, investment and brokerage services, as well as other fee-producing products and services. BB&T plans to continue to pursue acquisitions of additional insurance agencies and asset management companies, as well as explore strategic acquisitions of other nonbank entities as a means of expanding fee-based revenues. Also, among BB&T’s principal strategies following the acquisition of a financial institution is the cross-sell of noninterest income generating products and services to the acquired institution’s client base.

The following table provides a breakdown of BB&T’s noninterest income:

Table 15

Noninterest Income

				% Change
	Years Ended December 31,			2002 v. 2001	2001 v. 2000
	2002	2001	2000
	(Dollars in thousands)
Service charges on deposits	$402,476	$349,522	$292,492	15.2%	19.5%
Mortgage banking income	172,829	148,936	104,579	16.0	42.4
Trust income	94,463	90,898	80,039	3.9	13.6
Insurance commissions	313,436	190,446	162,054	64.6	17.5
Securities gains (losses), net	170,100	122,126	(219,366)	39.3	NM
Bankcard fees and merchant discounts	66,848	60,859	57,851	9.8	5.2
Investment banking and brokerage fees and commissions	210,586	175,296	163,480	20.1	7.2
Other bank service fees and commissions	132,945	118,832	101,284	11.9	17.3
International income	8,709	7,806	7,337	11.6	6.4
Other noninterest income	120,083	115,618	97,037	3.9	19.1

Total noninterest income	$1,692,475	$1,380,339	$846,787	22.6%	63.0%

NM—not meaningful

Noninterest Expense

Noninterest expense totaled $2.4 billion in 2002, $2.2 billion in 2001 and $2.0 billion in 2000. Certain significant items principally stemming from mergers and acquisitions were recorded as charges to noninterest expense during 2002, 2001 and 2000. In 2002, $39.3 million in pretax merger-related charges were recorded, while 2001 included $199.0 million in merger-related charges and $143.2 million were recognized in 2000. Additional disclosures related to these merger-related charges are presented above in “Merger-Related and Restructuring Charges.” Total noninterest expense increased $156.3 million, or 7.0%, from 2001 to 2002 and $228.2 million, or 11.4%, from 2000 to 2001. The 2002 growth rate includes the effects of acquisitions accounted for as purchases during 2002, including Regional, AREA, MidAmerica, CRC, and several nonbank financial services companies and insurance agencies, which added costs of $67.9 million. Excluding the effects of the timing of such purchase acquisitions, noninterest expense increased by 4.4% compared to 2001. The growth in 2001 was similarly affected by acquisitions accounted for as purchases during 2001, including Community First Banking Company, Virginia Capital Bancshares, Inc., FirstSpartan Financial Corp., BankFirst Corporation, Edgar M. Norris & Co., Laureate Capital Corp., and several insurance agencies. The categories of noninterest expense creating these increases are further explained below.

Total personnel expense, the largest component of noninterest expense, totaled $1.3 billion in 2002, an increase of 15.2%, compared to the $1.1 billion in personnel expense incurred in 2001. The 2001 expense reflected an increase of $111.1 million, or 10.9%, compared to the $1.0 billion recorded in 2000. Total personnel expense includes salaries and wages, as well as pension and other employee benefit costs. The 2002 increase in personnel expenses was primarily caused by the effect of acquisitions, which accounted for $137.2 million of the increase, as well as higher mortgage loan production incentive compensation and investment banking incentive compensation, which grew $15.1 million and $14.8 million, respectively. In addition, pension plan expense more than doubled, increasing $15.8 million, or 117%, compared to 2001. The increase in 2001 compared to 2000 was primarily due to the same factors that caused the 2002 increase.

Net occupancy and equipment expense totaled $341.1 million in 2002, $303.4 million in 2001 and $282.5 million in 2000. The net occupancy and equipment expense for 2002 reflects an increase of $37.7 million, or 12.4% compared to 2001, which was $20.9 million, or 7.4% greater than the expense incurred in 2000. The increase during 2002 was due to higher rent on buildings and premises, information technology equipment expenses, maintenance and utility expenses and real estate taxes, which increased $11.3 million, $8.3 million, $4.5 million, and $4.0 million, respectively, from 2001. The increase in 2001 compared to 2000 was generally due to the same factors that caused the 2002 increase.

Amortization expense associated with intangible assets totaled $20.9 million in 2002, $72.7 million in 2001 and $64.6 million in 2000. The decrease in 2002 is due to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”, which ended the amortization of goodwill effective January 1, 2002. Amortization of capitalized mortgage servicing rights totaled $100.1 million, $46.0 million and $18.8 million during 2002, 2001 and 2000, respectively. These increases were caused by significant growth in the balance of capitalized mortgage servicing rights as a result of substantially higher mortgage loan originations during 2002 and 2001 as a result of favorable historically low interest rates.

Professional services expenses totaled $73.5 million, an increase of $14.2 million, or 24.0%, compared to the $59.3 million incurred in 2001. This increase was primarily driven by higher legal expenses and accounting fees. The 2001 professional services expenses reflect a $9.2 million, or 18.4%, increase over 2000. The increase was caused by the same factors that affected the 2002 increase.

Other noninterest expense totaled $512.9 million for 2002, an increase of $90.8 million, or 21.5%, compared to 2001, which reflected an increase of $4.1 million, or 1.0% compared to the $426.2 million incurred in 2000. The majority of the 2002 increase resulted from higher software expenses, deposit related expenses, employee travel, courier and postage expenses. The 2001 increase was caused by increases in the same categories that affected the 2002 expenses.

The following table presents a breakdown of BB&T’s noninterest expenses for the past three years:

Table 16

Noninterest Expense

				% Change
	Years Ended December 31,			2002 v. 2001	2001 v. 2000
	2002	2001	2000
	(Dollars in thousands)
Salaries and wages	$1,063,261	$932,635	$840,263	14.0%	11.0%
Pension and other employee benefits	234,586	194,223	175,512	20.8	10.7
Net occupancy expense on bank premises	156,670	133,768	125,402	17.1	6.7
Furniture and equipment expense	184,402	169,618	157,105	8.7	8.0
Regulatory charges	11,807	11,684	11,311	1.1	3.3
Foreclosed property expense	7,321	2,745	5,489	166.7	(50.0)
Amortization of intangibles	20,885	72,693	64,634	(71.3)	12.5
Software	36,608	28,415	21,956	28.8	29.4
Telephone	44,005	43,010	45,308	2.3	(5.1)
Advertising and public relations	27,537	26,134	28,517	5.4	(8.4)
Travel and transportation	24,012	23,555	20,149	1.9	16.9
Professional services	73,496	59,255	50,039	24.0	18.4
Supplies	32,464	32,484	30,559	(0.1)	6.3
Loan and lease expense	64,225	52,007	41,295	23.5	25.9
Deposit related expense	25,750	20,492	17,950	25.7	14.2
Merger-related and restructuring charges	39,280	198,988	143,185	(80.3)	39.0
Amortization of mortgage servicing rights	100,080	46,032	18,767	117.4	145.3
Other noninterest expenses	239,149	181,534	203,650	31.7	(10.9)

Total noninterest expense	$2,385,538	$2,229,272	$2,001,091	7.0%	11.4%

Provision for Income Taxes

BB&T’s provision for income taxes totaled $497.5 million for 2002, an increase of $110.7 million, or 28.6%, compared to 2001. The provision for income taxes totaled $386.8 million in 2001 and $314.5 million in 2000. BB&T’s effective tax rates for the years ended 2002, 2001 and 2000 were 27.8%, 28.4% and 31.0%, respectively. The decline in the effective rates reflected the elimination of nondeductible goodwill amortization in connection with the adoption of SFAS No. 142 in 2002 and the implementation of certain business and investment strategies that resulted in a reduction in the consolidated income tax provision. The increase in the provisions for both 2002 and 2001 compared to prior years results from higher pretax income, offset in part by lower effective tax rates.

During the last three years, BB&T entered into option contracts which legally transferred part of the responsibility for the management of future residuals of certain leveraged lease investments including the future remarketing or re-leasing of these assets to a wholly-owned subsidiary in a foreign jurisdiction having a lower income tax rate, thereby lowering the effective income tax rate applicable to these lease investments. These option contracts provide that the foreign subsidiary may purchase the lease investments at expiration of the existing leveraged leases for a fixed price. As a result, a portion of the residual value included in the consolidated leveraged lease analysis should be taxed at a lower tax rate than originally anticipated, resulting in a change in the total net income from the lease. The net income from the affected leases was recalculated from inception based on the new effective income tax rate. The recalculation had the effect of reducing net interest income for the years ended December 31, 2002, 2001, and 2000, by $9.7 million, $40.6 million and $14.3 million, respectively, and reducing the income tax provisions for the last three years by $20.2 million, $56.6 million and $19.8 million, respectively. BB&T intends to permanently reinvest the earnings of this subsidiary and, therefore, deferred income taxes associated with the foreign subsidiary arising from these transactions have not been provided.

During 2001, Branch Bank transferred certain securities and real estate secured loans to a subsidiary in exchange for additional common equity in the subsidiary. The transaction resulted in a difference between Branch Bank’s tax basis in the equity investment in the subsidiary and the assets transferred to the subsidiary. This difference in basis resulted in a net reduction in the provision for income taxes of $34.8 million for the year ended December 31, 2002.

The Internal Revenue Service (“IRS”) is conducting an examination of BB&T’s federal income tax returns for the years ended December 31, 1996, 1997 and 1998. In connection with this examination the IRS has issued Notices of Proposed Adjustment with respect to BB&T’s income tax treatment of certain leveraged lease investments that were entered into during the years under examination. Management believes that BB&T’s treatment of these leveraged leases was appropriate and in compliance with existing tax laws and regulations, and intends to vigorously defend this position. In addition, inasmuch as the proposed adjustments relate primarily to the timing of taxable revenue recognition and amortization expense, deferred taxes have been provided. Management does not expect that BB&T’s consolidated financial position or consolidated results of operations will be materially adversely affected as a result of the IRS examination.

Market Risk Management

The effective management of market risk is essential to achieving BB&T’s strategic financial objectives. As a financial institution, BB&T’s most significant market risk exposure is interest rate risk. The primary objective of interest rate risk management is to minimize the effect that changes in interest rates have on net interest income. This is accomplished through active management of asset and liability portfolios with a focus on the strategic pricing of asset and liability accounts and management of appropriate maturity mixes of assets and liabilities. The goal of these activities is the development of appropriate maturity and repricing opportunities in BB&T’s portfolios of assets and liabilities that will produce consistent net interest income during periods of changing interest rates. BB&T’s Asset / Liability Management Committee (“ALCO”) monitors loan, investment and liability portfolios to ensure comprehensive management of interest rate risk. These portfolios are analyzed for proper fixed-rate and variable-rate mixes under various interest rate scenarios.

The asset/liability management process is designed to achieve relatively stable net interest margins and assure liquidity by coordinating the volumes, maturities or repricing opportunities of earning assets, deposits and borrowed funds. It is the responsibility of the ALCO to determine and achieve the most appropriate volume and mix of earning assets and interest-bearing liabilities, as well as ensure an adequate level of liquidity and capital, within the context of corporate performance goals. The ALCO also sets policy guidelines and establishes long-term strategies with respect to interest rate risk exposure and liquidity. The ALCO meets regularly to review BB&T’s interest rate risk and liquidity positions in relation to present and prospective market and business conditions, and adopts funding and balance sheet management strategies that are intended to ensure that the potential impact on earnings and liquidity as a result of fluctuations in interest rates is within acceptable standards.

BB&T utilizes a variety of financial instruments to manage various financial risks. These instruments, commonly referred to as derivatives, primarily consist of interest rate swaps, caps, floors, collars, financial forward and futures contracts and options written and purchased. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate. BB&T uses derivatives primarily to hedge business loans, forecasted sales of mortgage loans, federal funds purchased, long-term debt and certificates of deposit. These hedges resulted in an increase in net interest income of $44.8 million and $.9 million in 2002 and 2001, respectively, and a decrease in net interest income of $8.1 million in 2000.

Derivative contracts are written in amounts referred to as notional amounts. Notional amounts only provide the basis for calculating payments between counterparties and do not represent amounts to be exchanged between parties and are not a measure of financial risk. On December 31, 2002, BB&T had derivative financial instruments outstanding with notional amounts totaling $11.7 billion. The estimated fair value of open contracts used for risk management purposes at December 31, 2002 had net unrealized gains of $149.5 million.

See Note 18. “Derivative Financial Instruments” in the Notes to Consolidated Financial Statements for additional disclosures.

Liquidity, Inflation and Changing Interest Rates

The majority of BB&T’s assets and liabilities are monetary in nature and, therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. Fluctuations in interest rates and actions of the Board of Governors of the Federal Reserve System (“FRB”) to regulate the availability and cost of credit have a greater effect on a financial institution’s profitability than do the effects of higher costs for goods and services. Through its balance sheet management function, which is monitored by the ALCO, BB&T is positioned to respond to changing needs for liquidity, changes in interest rates and inflationary trends.

BB&T’s interest rate sensitivity is illustrated in the following table. The table reflects rate-sensitive positions at December 31, 2002, and is not necessarily indicative of positions on other dates. The carrying amounts of interest rate sensitive assets and liabilities are presented in the periods in which they next reprice to market rates or mature and are aggregated to show the interest rate sensitivity gap. To reflect anticipated prepayments, certain asset and liability categories are shown in the table using estimated cash flows rather than contractual cash flows. The table does not reflect the impact of hedging strategies.

Table 17

Interest Rate Sensitivity Gap Analysis

December 31, 2002

	Within One Year	One to Three Years	Three to Five Years	After Five Years	Total
Assets	(Dollars in thousands)
Securities and other interest-earning assets (1)	$3,983,311	$6,775,206	$4,916,390	$1,740,561	$17,415,468
Federal funds sold and securities purchased under resale agreements or similar arrangements	294,448	—	—	—	294,448
Loans and leases (2)	38,819,351	8,282,776	3,180,609	3,235,277	53,518,013

Total interest-earning assets	43,097,110	15,057,982	8,096,999	4,975,838	71,227,929

Liabilities
Savings and interest checking (3)	—	1,842,931	614,310	614,310	3,071,551
Money rate savings (3)	8,594,471	8,594,471	—	—	17,188,942
Other time deposits	15,699,224	5,876,269	1,527,405	52,287	23,155,185
Federal funds purchased and securities sold under repurchase agreements or similar arrangements	4,107,170	—	—	—	4,107,170
Long-term debt and other borrowings	1,585,987	248,840	2,426,456	10,616,347	14,877,630

Total interest-bearing liabilities	29,986,852	16,562,511	4,568,171	11,282,944	62,400,478

Asset-liability gap	13,110,258	(1,504,529)	3,528,828	(6,307,106)

Cumulative interest rate sensitivity gap	$13,110,258	$11,605,729	$15,134,557	$8,827,451

(1)	Securities based on amortized cost.
(2)	Loans and leases include loans held for sale and are net of unearned income.
(3)	Projected runoff of deposits that do not have a contractual maturity date was computed based upon decay rate assumptions developed by bank regulators to assist banks in addressing FDICIA rule 305.

Management uses Interest Sensitivity Simulation Analysis (“Simulation”) to measure the sensitivity of projected earnings to changes in interest rates. Simulation takes into account the current contractual agreements that BB&T has made with its customers on deposits, borrowings, loans, investments and any commitments to enter into those transactions. Management monitors BB&T’s interest sensitivity by means of a computer model that incorporates current volumes, average rates earned and paid, and scheduled maturities and payments of asset and liability portfolios, together with multiple scenarios of projected prepayments, repricing opportunities and anticipated volume growth. Using this information, the model projects earnings based on projected portfolio balances under multiple interest rate scenarios. This level of detail is needed to simulate the effect that changes in interest rates and portfolio balances may have on the earnings of BB&T. This method is subject to the accuracy of the assumptions that underlie the process, but it provides a better illustration of the sensitivity of earnings to changes in interest rates than other analyses such as static or dynamic gap.

The asset/liability management process requires a number of key assumptions. Management determines the most likely outlook for the economy and interest rates by analyzing external factors, including published economic projections and data, the effects of likely monetary and fiscal policies as well as any enacted or prospective regulatory changes. BB&T’s current and prospective liquidity position, current balance sheet volumes and projected growth, accessibility of funds for short-term needs and capital maintenance are also considered. This data is combined with various interest rate scenarios to provide management with information necessary to analyze interest sensitivity and to aid in the development of strategies to reach performance goals.

The following table shows the effect that the indicated changes in interest rates would have on net interest income as projected for the next twelve months under the “most likely” interest rate scenario incorporated into the Interest Sensitivity Simulation computer model. Key assumptions in the preparation of the table include prepayment speeds on mortgage-related assets; cash flows and maturities of derivative financial instruments; changes in market conditions, loan volumes and pricing; deposit sensitivity; customer preferences; and capital plans. The resulting change in net interest income reflects the level of sensitivity that net interest income has in relation to changing interest rates.

Table 18

Interest Sensitivity Simulation Analysis

Interest Rate Scenario			Annualized Hypothetical Percentage Change in Net Interest Income
Linear	Prime Rate
	December 31,		December 31,
	2002	2001	2002	2001
3.00%	7.25%	7.75%	0.52%	2.83%
1.50	5.75	6.25	0.52	2.45
No Change	4.25	4.75	—	—
(1.50)	2.75	3.25	-2.99	-2.80
(3.00)	1.25	1.75	-3.99	-4.27

Management has established parameters for asset/liability management, which prescribe a maximum impact on net interest income of 3% for a 150 basis point parallel change in interest rates over six months from the most likely interest rate scenario, and a maximum of 6% for a 300 basis point change over 12 months. It is management’s ongoing objective to effectively manage the impact of changes in interest rates and minimize the resulting effect on earnings.

Liquidity represents BB&T’s continuing ability to meet funding needs, primarily deposit withdrawals, timely repayment of borrowings and other liabilities and funding of loan commitments. In addition to the level of liquid assets, such as trading securities and securities available for sale, many other factors affect the ability to meet liquidity needs, including access to a variety of funding sources, maintaining borrowing capacity in national money markets, growing core deposits, the repayment of loans and the capability to securitize or package loans for sale.

Traditional sources of liquidity also include Federal funds purchased, repurchase agreements, FHLB advances and other short-term borrowed funds, commercial paper, revolving credit and long-term debt at both the corporate and bank level.

BB&T Corporation (“Parent Company”) uses dividends and returns of investments in its subsidiaries, funds from master note agreements with commercial clients of subsidiary banks and access to the capital markets as its major sources of funding to meet liquidity needs.

The primary source of funds used for parent company cash requirements has been dividends from the subsidiary banks, which totaled $974.5 million during 2002, and proceeds from the issuance of subordinated notes, which totaled $493 million in 2002. Funds raised through master note agreements with commercial clients also support the short-term cash needs of the parent company and bank as well as nonbank subsidiaries. At December 31, 2002 and 2001, master note balances totaled $721.1 million and $763.7 million, respectively.

The Parent Company has a $250 million revolving credit agreement with a group of unaffiliated banks, which serves as a backup liquidity facility for the master note program referred to above. This agreement has historically been negotiated annually with the current agreement scheduled to expire April 4, 2003, with a provision to extend the expiration date under certain circumstances. No borrowings have occurred under this backup facility.

The Parent Company has five issues of subordinated notes outstanding, which collectively totaled $2.0 billion at December 31, 2002, and $1.5 billion at December 31, 2001. Please refer to Note 10 in the “Notes to Consolidated Financial Statements” for additional information with respect to these subordinated notes.

BB&T’s subsidiary banks have several major sources of funding to meet their liquidity requirements, including access to capital markets through issuance of senior or subordinated bank notes and institutional certificates of deposit, availability to the FHLB system, dealer repurchase agreements and repurchase agreements with commercial clients, participation in the Treasury, Tax and Loan and Special Direct Investment programs with the Federal Reserve, availability to the overnight and term Federal funds markets, use of the Cayman branch facility for access to European deposits, access to retail brokered certificates of deposit and a borrower in custody program with the Federal Reserve for availability to the discount window.

Management believes current sources of liquidity are adequate to meet BB&T’s current requirements and plans for continued growth. See Note 6 “Premises and Equipment”, Note 10 “Long-Term Debt” and Note 14 “Commitments and Contingencies” in the “Notes to Consolidated Financial Statements” for additional information regarding outstanding balances on sources of liquidity and contractual commitments and obligations.

Contractual Obligations, Commitments, Contingent Liabilities, Off-Balance Sheet Arrangements, and Related Party Transactions

BB&T’s significant off-balance sheet arrangements include certain investments in low-income housing and historic building rehabilitation projects throughout its market area. BB&T enters into such arrangements as a means of supporting local communities and recognizes tax credits relating to its investments. At December 31, 2002, BB&T’s investments in such projects totaled $14.2 million. BB&T typically acts as a limited partner in these investments and does not exert control over the operating or financial policies of the partnerships. BB&T’s subsidiary banks typically provide financing during the construction and development of the properties; however, permanent financing is generally obtained from independent third parties upon completion of a project. Outstanding commitments to fund low income housing investments totaled $168.9 million at December 31, 2002. BB&T’s risk exposure relating to such off-balance sheet arrangements is generally limited to the amount of investments and commitments made. Please refer to Note 1 in the “Notes to Consolidated Financial Statements” for further discussion of these investments in limited partnerships.

A summary of BB&T’s significant fixed and determinable contractual obligations by payment date is presented in Table 19.

In the normal course of business, BB&T is also a party to financial instruments to meet the financing needs of clients and to mitigate exposure to interest rate risk. Such financial instruments include commitments to extend credit and certain contractual agreements, including standby letters of credit and financial guarantee arrangements. Further discussion of these commitments is included in Note 14 in the “Notes to Consolidated Financial Statements”.

In addition, BB&T enters into derivative contracts to manage various financial risks. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate. Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date. Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure financial risk. Therefore, the derivative liabilities recorded on the balance sheet as of December 31, 2002 do not represent the amounts that may ultimately be paid under these contracts. Further discussion of derivative instruments is included in Notes 1 and 18 in the “Notes to Consolidated Financial Statements”.

BB&T’s contractual obligations are summarized in the accompanying table. Other commitments includes commitments to lend. Not all of these commitments will be drawn upon, thus the actual cash requirements are likely to be significantly less than the amounts reported for “Other Commitments” in the accompanying table.

Table 19

Contractual Obligations and Other Commitments

December 31, 2002

	Total	Less than One Year	1 to 3 Years	3 to 5 Years	After 5 Years
	(dollars in thousands)
Contractual Cash Obligations
Long-term debt	$13,586,037	$296,158	$248,807	$2,426,134	$10,614,938
Capital lease obligations	3,276	372	598	514	1,792
Operating Leases	364,585	55,217	97,702	61,413	150,253
Commitments to fund low income housing developments	168,879	19,415	74,454	65,476	9,534

Total contractual cash obligations	$14,122,777	$371,162	$421,561	$2,553,537	$10,776,517

Other Commitments
Lines of credit	$7,096,743	$7,093,447	$69	$—	$3,227
Commercial letters of credit	36,742	36,742	—	—	—
Standby letters of credit	1,156,516	1,148,338	6,623	102	1,453
Other commitments (1)	9,721,955	6,422,772	2,307,842	567,347	423,994

Total other commitments	$18,011,956	$14,701,299	$2,314,534	$567,449	$428,674

(1)	Other commitments include unfunded business loan commitments, unfunded overdraft protection on demand deposit accounts and other unfunded commitments to lend.

Related Party Transactions

BB&T has no material related party transactions. The Corporation may extend credit to certain officers and directors in the ordinary course of business. These loans are made under substantially the same terms as comparable third-party lending arrangements and are in compliance with applicable banking regulations.

Capital Adequacy and Resources

The maintenance of appropriate levels of capital is a management priority and is monitored on an ongoing basis. BB&T’s principal goals related to capital are to provide an adequate return to shareholders while retaining a sufficient base from which to support future growth and to comply with all regulatory standards.

Shareholders’ equity totaled $7.4 billion at December 31, 2002, an increase of $1.2 billion, or 20.1%, from year-end 2001. During 2002, BB&T issued 36.6 million shares in connection with acquisitions accounted for as purchases, the exercise of stock options and other stock-based incentive plans, which increased shareholders’ equity by $1.2 billion. This growth was partially offset by the repurchase of 21.8 million shares of common stock at a cost, including commissions of $801.2 million. Growth of $763.8 million in shareholders’ equity resulted from BB&T’s earnings retained after dividends to shareholders. Additionally, shareholders’ equity was increased by unrealized gains on securities available for sale, which increased $41.0 million during 2002, net of deferred income taxes.

Bank holding companies and their subsidiaries are subject to regulatory requirements with respect to risk-based capital adequacy. Risk-based capital ratios measure capital as a percentage of a combination of risk-weighted balance sheet and off-balance sheet risk. The risk-weighted values of both balance sheet and off-balance sheet items are determined in accordance with risk factors specified by Federal bank regulatory pronouncements.

Tier 1 capital (common shareholders’ equity, excluding unrealized gains or losses on debt securities available for sale and unrealized gains or losses on cash flow hedges, net of deferred income taxes, plus certain mandatorily redeemable capital securities, less nonqualifying intangible assets) is required to be at least 4% of risk-weighted assets, and total capital (the sum of Tier 1 capital, a qualifying portion of the allowance for loan and lease losses and qualifying subordinated debt) must be at least 8% of risk-weighted assets, with one half of the minimum consisting of Tier 1 capital. The Tier 1 capital ratio for BB&T at the end of 2002 was 9.2%, and the total capital ratio was 13.4%. At the end of 2001, these ratios were 9.8% and 13.3%, respectively.

In addition to the risk-based capital measures described above, regulators have also established minimum leverage capital requirements for banking organizations. This is the primary measure of capital adequacy used by management and is calculated by dividing period-end Tier 1 capital by average tangible assets for the most recent quarter. BB&T’s Tier 1 leverage ratio at year-end 2002 was 6.9%, compared to 7.2% at year-end 2001. The minimum required Tier 1 leverage ratio ranges from 3% to 5% depending upon Federal bank regulatory agency evaluation of an organization’s overall safety and soundness. BB&T’s regulatory capital and ratios are set forth in the following table.

Table 20

Capital—Components and Ratios

	December 31,
	2002	2001
	(Dollars in thousands)
Tier 1 capital	$5,290,310	$5,002,896
Tier 2 capital	2,450,738	1,794,062

Total regulatory capital	$7,741,048	$6,796,958

Risk-based capital ratios:
Tier 1 capital	9.2%	9.8%
Total regulatory capital	13.4	13.3
Tier 1 leverage ratio	6.9	7.2

Segment Results

BB&T’s operations are divided into seven reportable business segments: the Banking Network, Mortgage Banking, Trust Services, Insurance Services, Investment Banking and Brokerage, Specialized Lending, and Treasury. These operating segments have been identified based primarily on BB&T’s existing organizational structure. See Note 20. “Operating Segments”, in the “Notes to Consolidated Financial Statements” herein, for a full discussion of the segments, the internal accounting and reporting practices utilized by BB&T to manage these segments and financial disclosures by segment as required by SFAS No. 131. Fluctuations in noninterest income and expense earned and incurred related to external customers are more fully discussed in the “Noninterest Income” and “Noninterest Expense” sections of this discussion and analysis. Expenses that are considered to be merger-related, restructuring charges and a gain from the sale of an equity investment in an electronic transaction processing company during 2001, as previously discussed, are retained in the Corporate Office and are excluded from these segments.

Banking Network

The Banking Network grew internally during 2002 as well as through mergers of three banking companies. The total Banking Network is composed of 1,122 banking offices, up from 1,081 banking offices at December 31, 2001. Net interest income for the Banking Network totaled $2.2 billion, an increase of $167.1 million, or 8.3%, compared to 2001. The 2001 balance reflected an increase of $87.6 million, or 4.5%, compared to 2000. The increase in net interest income in 2002 is composed of a 6.5% increase from external customers and a 12.7% increase in the net credit generated by the internal funds transfer pricing (“FTP”) system. The increase in net intersegment interest income reflects the addition of FTP adjustments associated with the loan and deposit balances of the institutions acquired during 2002 and strong internal growth in deposits during 2002 resulting in an increase in the credit for funds received through the FTP system.

The provision for loan and lease losses increased $1.8 million, or .9%, from 2001 to 2002. This slight increase reflects the relatively stable levels of nonperforming assets as a percentage of total assets during 2002. The 2001 provision reflected an increase of $65.0 million, or 43.7%, compared to 2000. This increase resulted from added provisions from acquired institutions, and higher provision necessary to cover significant net charge-off growth in 2001 compared to 2000.

Noninterest income produced from external customers through the Banking Network increased $158.0 million, or 29.0% during 2001 due primarily to growth in service charges on deposits, while noninterest income allocated from other segments increased $106.5 million, or 44.4% due to intersegment revenue received as a result of substantially higher mortgage loan originations. Comparing 2001 to 2000, noninterest income from external customers increased $88.6 million, or 19.4%, and intersegment noninterest income increased $119.2 million, or 99.0%. Noninterest expenses incurred within the Banking Network increased $38.4 million, or 3.7%, because of increased employee related expenses, while noninterest expenses allocated from the other operating segments increased $74.9 million, or 14.9%, over the same time frame, because of financial institutions acquired during the year and a substantial increase in full time equivalent employees in the Banking Network, upon which certain expense allocations are based. Comparing 2001 to 2000, noninterest expense increased $87.1 million, or 9.2%, and noninterest expenses allocated to the Banking Network from intercompany sources increased $178.9 million, or 55.0%.

The provision for income taxes allocated to the Banking Network increased $63.4 million, or 20.9%, because of a 30.1% increase in pretax income, which was partially offset by lower effective tax rates, which reflect lower consolidated effective tax rates. Effective tax rates declined from 28.8% in 2001 to 26.8% in 2002 due to the elimination of nondeductible goodwill amortization in connection with the adoption of SFAS No. 142 in 2002 and the implementation of various business strategies, as discussed in the “Provision for Income Taxes” section of BB&T’s 2002 Annual Report on Form 10-K. The 2001 provision for income taxes decreased $49.9 million, or 14.1%, compared to 2000 because of decreases in pretax income and the effective tax rate.

Total identifiable assets for the Banking Network increased $9.7 billion, or 25.4%, to a total of $47.8 billion, compared to 2001, which reflected an increase of $577.3 million, or 1.5%, compared to 2000. These increases were largely due to acquisitions.

Mortgage Banking

BB&T’s Mortgage Banking segment further expanded during 2002 compared to 2001 because of the continued favorable low interest rate environment. BB&T’s mortgage originations totaled $14.1 billion for 2002, up 34.3% compared to 2001. BB&T’s residential mortgage servicing portfolio totaled $34.8 billion at year-end 2002 compared with $29.0 billion in 2001.

Net interest income for the Mortgage Banking segment totaled $309.1 million, up $150.1 million, or 94.4%, compared to 2001. The 2001 amount reflected an increase of 38.0% compared with 2000. These increases reflect the continued growth in mortgage originations as a result of historically low interest rates. The continued strong credit quality of the mortgage portfolio has resulted in the Mortgage Banking segment’s provision for loan and lease losses being relatively stable during the years ended December 31, 2002, 2001, and 2000.

Noninterest income produced from external customers increased $29.7 million, or 26.7% compared to 2001, which in turn reflected an increase of $29.6 million, or 36.3%, from 2000. The increases were the result of record origination volume in 2001 and 2002. Noninterest expenses incurred within the Mortgage Banking segment increased $77.2 million, or 116.0%, as a result of higher amortization of mortgage servicing rights, while noninterest expenses allocated from the other operating segments increased $3.1 million, or 11.9%. The increase in expenses allocated to the Mortgage Banking segment during 2002 reflects the results of acquired institutions.

Comparing 2001 and 2000, noninterest expenses from external sources increased $11.3 million, or 20.4%, and intersegment noninterest expenses increased $3.4 million, or 14.8%.

The provision for income taxes allocated to the Mortgage Banking segment increased $22.9 million, or 42.4%, due to higher pretax income. For 2001, the provision for income taxes increased $21.9 million, or 68.2%, compared to 2000 due to the same reasons that caused the 2002 increase.

Total identifiable assets for the Mortgage Banking segment increased $1.7 billion, or 19.2%, from 2001 to 2002, and $727.0 million, or 8.8%, from 2001 to 2000, due to acquisitions and mortgage origination volumes during the last two years.

Trust Services

Net interest income for the Trust Services segment totaled $27.5 million, an increase of $15.1 million, or 122.1%, compared to 2001. This increase is composed of a 43.8% decrease in net interest expense paid to external customers and a 1.7% decrease in the net credit for funds as calculated by BB&T’s internal FTP system. This decrease is due to lower average carrying values of assets under administration compared to 2001, which resulted from the depressed markets. The net interest income in 2001, which totaled $12.4 million, was $1.4 million, or 10.3% less than the balance for 2000. This decrease is due to lower average carrying values of assets under administration compared to 2000, which resulted from the lower interest rate environment.

Noninterest income produced from external customers increased $5.7 million, or 6.2% during 2002, while noninterest income for 2001 reflected an increase of $11.9 million, or 14.9%, compared to 2000. Noninterest expenses incurred within the Trust Services segment increased $19.8 million, or 33.0%, while noninterest expenses allocated from the other operating segments increased $5.4 million. For 2001, noninterest expense increased $8.1 million, or 15.6%, while expenses allocated to the Trust Services segment decreased $.6 million, or 15.1%.

The provision for income taxes allocated to Trust Services decreased $1.0 million, or 9.1%, due to lower pretax income. Comparing 2001 and 2000, the provision for income taxes increased $.9 million, or 8.7%. Total identifiable segment assets for Trust Services increased 25.4% to a total of $78.7 million at December 31, 2002 compared to 2001, and increased 58.8% from 2000 to 2001 primarily due to acquisitions of financial institutions during 2002 and 2001.

Insurance Services

Noninterest income produced from external sources increased $118.7 million, or 69.8% during 2002 due to the acquisitions of Cooney Rickard & Curtin Inc. (“CRC”) and eight other insurance agencies during the year along with internally-generated growth. For 2001, noninterest income increased $47.8 million, or 39.1%, compared to 2000 due to these same factors. Noninterest expenses incurred within the Insurance Services segment increased $97.7 million, or 79.2%, while noninterest expenses allocated from the other operating segments grew to $23.7 million. The increase in expenses allocated to Insurance Services primarily resulted from the purchased agencies discussed above. For 2001, noninterest expenses increased $36.1 million, or 41.4%, and intersegment noninterest expenses increased 3.1%.

The provision for income taxes allocated to Insurance Services increased $1.1 million in 2002 and $4.8 million in 2001 consistent with the growth in pretax income. Total identifiable segment assets for Insurance Services more than tripled to a total of $551.7 million, primarily due to the acquisition of CRC, which is the 4th largest wholesale insurance broker in the country. For 2001, total identifiable segment assets increased 25.7%.

Specialized Lending

BB&T’s Specialized Lending segment continued to expand during 2002 compared to 2001. Net interest income totaled $185.9 million, up $42.9 million, or 30.0%, compared to 2001. The 2001 amount reflected an increase of $36.7 million, or 34.6%, compared to 2000. These increases were caused by internal growth and improved product diversification among the specialty finance alternatives offered to consumers and businesses by the seven wholly-owned subsidiaries comprising BB&T’s Specialized Lending segment. In addition, as a result of the declining interest rate environment during 2001 and 2002, the net interest margin for this segment widened, which further contributed to the increase in net interest income.

The provision for loan and lease losses increased $20.1 million, or 46.9%, from 2001 to 2002. The provision during 2001 was up $15.4 million, or 55.9%, compared to 2000. Due to the higher credit risk profiles of the specialized lending lines of business, loss rates are expected to be higher than conventional bank lending. Loss rates are also affected by shifts in the portfolio mix of the underlying subsidiaries. As a result of the prolonged economic slowdown during 2001 and 2002, BB&T increased the provision for loan and lease losses allocated to this segment.

Noninterest income produced from external customers increased $6.0 million and $16.3 million, or 11.6% and 45.5%, during 2002 and 2001, respectively, due primarily to higher commissions and fees resulting from the growth in the volume of products and services sold. Noninterest expenses incurred within the Specialized Lending segment were up $3.4 million, or 3.2%, because of increased performance compensation commissions and personnel expenses, and intersegment noninterest expenses increased $10.4 million, compared to 2001. During 2001, noninterest expenses increased $25.7 million, or 32.4%, compared to 2000 due to the same reasons.

The provision for income taxes allocated to the Specialized Lending segment increased $5.4 million, or 34.1%, due to higher pretax income. For 2001, the provision for income taxes increased $4.4 million, or 37.7%, compared to 2000 also resulting from growth in pretax income. The effective tax rates remained very steady for all three years.

Total identifiable assets for the Specialized Lending segment increased $365.5 million, or 25.8%, from 2001 to 2002, and $225.3 million, or 18.9%, from 2000 to 2001 due to internal growth and branch expansion during the last two years.

Investment Banking and Brokerage

Net interest income for the Investment Banking and Brokerage segment totaled $7.5 million, a decrease of $1.3 million compared to 2001, which was $2.9 million lower than 2000 due to lower interest rates. Noninterest income produced from external customers increased $34.8 million, or 19.2% during 2002. For 2001, noninterest income increased $17.0 million compared to 2000. This increase resulted from higher fixed income securities underwriting fees, retail brokerage fees and investment banking income. Noninterest expenses incurred within the Investment Banking and Brokerage segment increased $10.9 million, while noninterest expenses allocated from the other operating segments increased $13.2 million primarily due to the acquisition of Ryan Lee and the corresponding increase in full time equivalent employees in the Investment Banking and Brokerage segment, upon which certain expense allocations are based. Comparing 2001 and 2000, noninterest expenses increased $21.1 million due to higher compensation expense, and intersegment noninterest expenses increased 6.3%.

The provision for income taxes allocated to Investment Banking and Brokerage increased $3.9 million, due to substantially higher pretax income from 2001. For 2001, the provision for income taxes decreased $.7 million compared to 2000. Total identifiable assets for the Investment Banking and Brokerage segment increased 40.0% to a total of $982.8 million primarily due to the acquisition previously discussed. For 2001, total identifiable segment assets decreased $49.7 million.

Treasury

Net interest income for the Treasury segment totaled $222.1 million, a decrease of $52.2 million, or 19.0%, compared to 2001. This significant decrease is comprised of a $32.4 million decrease in net interest income from external customers and a $19.7 million decrease in the net charge for funds allocated to the Treasury segment as calculated by BB&T’s internal FTP system. This large decrease is principally due to changes in the mix and profitability of securities held by the Treasury segment. For 2001, net interest income increased $35.1 million compared to 2000. Noninterest income from external customers increased $201.6 million during 2002, principally due to securities gains taken during 2002 to economically offset writedowns in the carrying value of BB&T’s capitalized mortgage servicing rights. For 2001, noninterest income increased $237.4 million compared to 2000 principally because of a restructuring of the securities portfolio, which resulted in securities losses of approximately $222.2 million in 2000. Noninterest expenses incurred within the Treasury segment increased $7.4 million, while noninterest expenses allocated from the other operating segments decreased $.3 million. For 2001, noninterest expenses increased $1.5 million and intersegment noninterest expenses increased $1.4 million.

The provision for income taxes allocated to the Treasury segment increased $45.5 million and $78.5 million in 2002 and 2001, respectively, due to increases in pretax income. Total identifiable assets for the Treasury segment increased 26.4% during 2002 to a total of $20.5 billion. For 2001, total identifiable segment assets for the Treasury segment decreased $875.3 million, or 5.1%.

Common Stock and Dividends

BB&T’s ability to pay dividends is primarily dependent on earnings from operations, the adequacy of capital and the availability of liquid assets for distribution. BB&T’s ability to generate liquid assets for distribution is dependent on the ability of the Subsidiary Banks to pay dividends to the Parent Company. The payment of cash dividends is an integral part of providing a competitive return on shareholders’ investments. The Corporation’s policy is to accomplish this while retaining sufficient capital to support future growth and to meet regulatory requirements. BB&T’s common dividend payout ratio, computed by dividing dividends paid per common share by basic earnings per common share, was 40.00% in 2002 as compared to 45.58% in 2001. BB&T’s annual cash dividends paid per common share increased 12.2% during 2002 to $1.10 per common share for the year, as compared to $.98 per common share in 2001. This increase marked the 31st consecutive year that the Corporation’s annual cash dividend paid to shareholders has been increased. A discussion of dividend restrictions is included in Note 15. “Regulatory Requirements and Other Restrictions,” in the “Notes to Consolidated Financial Statements” and “Regulatory Considerations.”

BB&T’s common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “BBT”. BB&T’s common stock was held by 145,174 shareholders of record at December 31, 2002 compared to 114,464 at December 31, 2001. The accompanying table, “Quarterly Summary of Market Prices and Dividends Paid on Common Stock,” sets forth the quarterly high, low and last sales prices for BB&T’s common stock based on the daily closing price and the dividends paid per share of common stock for each of the last eight quarters.

Table 21

Quarterly Summary of Market Prices and Cash Dividends Paid on Common Stock

	2002				2001
	Closing Sales Prices			Cash Dividends Paid	Closing Sales Prices			Cash Dividends Paid
	High	Low	Last		High	Low	Last
Quarter Ended:
March 31	$39.11	$34.47	$38.11	$.26	$37.88	$31.42	$35.17	$.23
June 30	39.23	36.60	38.60	.26	37.01	34.25	36.70	.23
September 30	38.40	32.18	35.04	.29	38.48	33.57	36.45	.26
December 31	38.23	31.26	36.99	.29	36.96	32.10	36.11	.26

Year	$39.23	$31.26	$36.99	$1.10	$38.48	$31.42	$36.11	$.98

Fourth Quarter Results

Net income for the fourth quarter of 2002 was $337.3 million, compared to $277.9 million for the comparable period of 2001. On a per share basis, diluted net income for the fourth quarter of 2002 was $.70 compared to $.61 for the same period a year ago. Annualized returns on average assets and average shareholders’ equity were 1.71% and 17.97%, respectively, for the fourth quarter of 2002, compared to 1.56% and 17.93%, respectively, for the fourth quarter of 2001.

Net interest income on an FTE basis amounted to $742.9 million for the fourth quarter of 2002, an increase of 10.1% compared to $675.0 million for the same period of 2001. Noninterest income totaled $491.4 million for the fourth quarter of 2002, up 34.4% from $365.7 million earned during the fourth quarter of 2001. BB&T’s noninterest expense for the fourth quarter of 2002 totaled $654.3 million, up 20.1% from the $545.0 million recorded in the fourth quarter of 2001.

Due to an increased level of charge-offs, nonperforming assets and other factors considered by management, the fourth quarter 2002 provision for loan and lease losses increased 30.3% to $84.7 million, compared to $65.0 million for the fourth quarter of 2001.

The fourth quarter 2002 provision for income taxes totaled $123.2 million compared to $109.8 million for the fourth quarter of 2001, an increase of 12.2%.

The accompanying table, “Quarterly Financial Summary—Unaudited,” presents condensed information relating to quarterly periods in the years ended December 31, 2002 and 2001.

Table 22

Quarterly Financial Summary—Unaudited

	2002				2001
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(Dollars in thousands, except per share data)
Consolidated Summary of Operations:
Net interest income FTE	$742,872	$742,655	$727,241	$685,256	$675,005	$667,263	$647,871	$634,405
FTE adjustment	34,801	40,563	37,210	37,990	42,938	45,572	53,404	48,951
Provision for loan and lease losses	84,700	64,000	58,500	56,500	65,000	68,500	48,798	42,020
Securities (losses) gains, net	1,508	135,519	19,666	13,407	30,375	2,423	16,644	72,684
Other noninterest income	489,862	286,728	384,466	371,099	335,304	333,559	330,023	259,327
Noninterest expense	654,315	606,061	576,852	548,310	545,021	581,911	563,842	538,498
Provision for income taxes	123,171	126,121	130,859	117,317	109,782	85,296	91,265	100,447

Net income	$337,255	$328,157	$327,952	$309,645	$277,943	$221,966	$237,229	$236,500

Basic earnings per share	$.71	$.69	$.69	$.67	$.61	$.49	$.53	$.52

Diluted earnings per share	$.70	$.68	$.68	$.66	$.61	$.48	$.52	$.51

Selected Average Balances:
Assets	$78,428,911	$77,571,231	$75,538,200	$71,481,754	$70,610,330	$69,590,582	$68,087,219	$66,955,391
Securities, at amortized cost	16,103,478	17,574,918	17,593,605	16,481,523	16,239,595	16,015,660	15,542,138	15,742,659
Loans and leases (1)	53,606,266	51,628,276	50,265,837	47,833,312	47,422,232	47,183,864	46,415,430	45,299,720
Total earning assets	70,198,735	69,659,668	68,214,187	64,770,455	64,016,441	63,637,483	62,410,954	61,521,357
Deposits	50,798,562	50,553,087	49,350,903	45,698,065	44,874,398	44,524,669	44,517,413	43,027,642
Short-term borrowed funds	4,626,091	5,245,126	5,788,023	5,930,643	6,427,523	6,451,865	5,572,755	6,604,135
Long-term debt	13,344,191	12,313,297	11,287,626	11,572,300	11,492,851	11,174,903	10,975,583	10,465,027
Total interest-bearing liabilities	61,015,807	60,728,200	59,268,830	56,702,333	56,234,141	55,831,654	54,946,227	54,279,165
Shareholders' equity	7,444,431	7,370,304	7,156,600	6,469,084	6,150,335	5,903,303	5,659,565	5,487,154

(1)	Loans and leases are net of unearned income and include loans held for sale.

SIX YEAR FINANCIAL SUMMARY AND SELECTED RATIOS

(Dollars in thousands, except per share data)

	As of / For the Years Ended December 31,						Five Year Compound Growth Rate
	2002	2001	2000	1999	1998	1997
Summary of Operations
Interest income	$4,434,044	$4,848,615	$4,878,409	$4,233,162	$3,936,661	$3,576,789	4.4%
Interest expense	1,686,584	2,414,936	2,563,912	2,038,453	1,928,441	1,720,647	(0.4)

Net interest income	2,747,460	2,433,679	2,314,497	2,194,709	2,008,220	1,856,142	8.2
Provision for loan and lease losses	263,700	224,318	147,187	126,559	126,269	136,863	14.0

Net interest income after provision for loan and lease losses	2,483,760	2,209,361	2,167,310	2,068,150	1,881,951	1,719,279	7.6
Noninterest income	1,692,475	1,380,339	846,787	957,428	765,712	645,572	21.3
Noninterest expense	2,385,538	2,229,272	2,001,091	1,869,668	1,582,845	1,510,803	9.6

Income before income taxes and cumulative effect of change in accounting principle	1,790,697	1,360,428	1,013,006	1,155,910	1,064,818	854,048	16.0
Provision for income taxes	497,468	386,790	314,518	377,185	343,854	288,945	11.5

Income before cumulative effect of change in accounting principle	1,293,229	973,638	698,488	778,725	720,964	565,103	18.0
Add: cumulative effect of change in accounting principle	9,780	—	—	—	—	—	NM

Net income	$1,303,009	$973,638	$698,488	$778,725	$720,964	$565,103	18.2

Per Common Share
Average shares outstanding (000's):
Basic	473,304	453,188	450,789	447,569	442,423	438,808	1.5
Diluted	478,793	459,269	456,214	454,771	451,001	446,846	1.4
Basic earnings per share
Income before cumulative effect of change in accounting principle	$2.73	$2.15	$1.55	$1.74	$1.63	$1.29	16.2
Cumulative effect of change in accounting principle	.02	—	—	—	—	—	NM

Net income	$2.75	$2.15	$1.55	$1.74	$1.63	$1.29	16.3

Diluted earnings per share
Income before cumulative effect of change in accounting principle	$2.70	$2.12	$1.53	$1.71	$1.60	$1.26	16.5
Cumulative effect of change in accounting principle	.02	—	—	—	—	—	NM

Net income	$2.72	$2.12	$1.53	$1.71	$1.60	$1.26	16.6

Cash dividends paid	$1.10	$.98	$.86	$.75	$.66	$.58	13.7
Book value per share	15.70	13.50	11.96	10.30	10.33	9.38	10.9

SIX YEAR FINANCIAL SUMMARY AND SELECTED RATIOS

(Dollars in thousands, except per share data)

	As of / For the Years Ended December 31,						Five Year Compound Growth Rate
	2002	2001	2000	1999	1998	1997

Average Balances
Securities, at amortized cost	$16,939,089	$15,886,732	$15,241,243	$14,820,477	$12,936,731	$11,791,115	7.5%
Loans and leases (1)	50,851,417	46,587,780	41,933,641	37,819,870	34,216,258	30,534,941	10.7
Other assets	7,988,527	6,348,517	4,638,531	4,410,712	4,137,790	3,423,680	18.5

Total assets	$75,779,033	$68,823,029	$61,813,415	$57,051,059	$51,290,779	$45,749,736	10.6

Deposits	$49,118,108	$44,241,881	$41,415,940	$38,741,240	$35,977,426	$33,658,603	7.9
Other liabilities	7,412,723	7,748,647	7,780,591	7,469,542	6,300,849	4,855,886	8.8
Long-term debt	12,134,712	11,030,312	7,705,449	6,207,966	4,694,418	3,329,176	29.5
Common shareholders’ equity	7,113,490	5,802,189	4,911,435	4,632,311	4,318,086	3,902,299	12.8
Preferred shareholders’ equity	—	—	—	—	—	3,772	NM

Total liabilities and shareholders’ equity	$75,779,033	$68,823,029	$61,813,415	$57,051,059	$51,290,779	$45,749,736	10.6

Period End Balances
Total assets	$80,216,816	$70,869,945	$66,552,823	$59,380,433	$54,373,105	$49,240,765	10.3
Deposits	51,280,016	44,733,275	43,877,319	39,319,012	38,204,833	35,268,689	7.8
Long-term debt	13,587,841	11,721,076	8,646,018	6,222,561	5,561,216	4,202,137	26.5
Shareholders’ equity	7,387,914	6,150,209	5,419,809	4,640,189	4,621,543	4,095,395	12.5

Selected Ratios
Rate of return on:
Average total assets	1.72%	1.41%	1.13%	1.36%	1.41%	1.24%
Average common shareholders’ equity	18.32	16.78	14.22	16.81	16.70	14.48
Dividend payout	40.00	45.58	55.48	43.10	40.49	44.96
Average equity to average assets	9.39	8.43	7.95	8.12	8.42	8.54

(1)	Loans and leases are net of unearned income and include loans held for sale.

NM—not meaningful.